Exhibit 10.22

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [* * *], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN
DURECT CORPORATION
AND
ALZET, LLC
November 22, 2024

TABLE OF CONTENTS

Page

Article I PURCHASE AND SALE 1

Section 1.1 Purchase and Sale 1

Section 1.2 Transaction Consideration 4

Section 1.3 Closing Date 5

Section 1.4 Closing Date Payment and Deliveries 5

Section 1.5 Net Working Capital Adjustment 7

Section 1.6 Tax Withholding 9

Section 1.7 Allocation of Purchase Price 9

Section 1.8 Third Party Consents 9

Section 1.9 Wrong Pocket Provisions 10

Article II REPRESENTATIONS AND WARRANTIES OF SELLER 10

Section 2.1 Organization and Related Matters 10

Section 2.2 Authorization and Enforceability 10

Section 2.3 Title 11

Section 2.4 Conflicts; Consents of Third Parties 11

Section 2.5 Financial Information 11

Section 2.6 No Undisclosed Liabilities 12

Section 2.7 Absence of Certain Developments 12

Section 2.8 Taxes. 15

Section 2.9 Tangible Personal Property 16

Section 2.10 Intellectual Property 16

Section 2.11 Contracts. 18

Section 2.12 Employee Benefits. 20

Section 2.13 Labor. 22

Section 2.14 Litigation 24

Section 2.15 Compliance with Laws; Permits 24

Section 2.16 Environmental Matters 25

Section 2.17 Insurance 26

Section 2.18 Real Property 26

Section 2.19 Accounts Receivable and Payable; Inventory 27

Section 2.20 Customers and Suppliers. 28

Section 2.21 Related Party Transactions 28

Section 2.22 Brokers Fees 29

Section 2.23 Absence of Certain Business Practices; Anti-Corruption Laws;

Import and Export Laws 29

Section 2.24 Product Matters; Warranties 30

Section 2.25 No Other Representation and Warranties 31

Article III REPRESENTATIONS AND WARRANTIES OF PURCHASER 31

Section 3.1 Organization 31

Section 3.2 Authorization and Enforceability 31

Section 3.3 Conflicts; Consent of Third Parties 31

i

Section 3.4 Brokers Fees 32

Section 3.5 No Proceedings 32

Section 3.6 R&W Policy 32

Section 3.7 Adequacy of Funds 32

Section 3.8 Independent Investigation 32

Section 3.9 No Other Representations and Warranties 32

Article IV COVENANTS 33

Section 4.1 Further Assurances; Litigation Support 33

Section 4.2 Mail; Payments; Receivables 33

Section 4.3 Public Announcements; Confidentiality 34

Section 4.4 Tax Covenants 35

Section 4.5 Non-Competition; Non-Solicitation 36

Section 4.6 Bulk Sales Laws 37

Section 4.7 Employees and Employee Benefits 37

Section 4.8 Payment of Excluded Liabilities 39

Section 4.9 Reserved 39

Section 4.10 R&W Policy 39

Article V INDEMNIFICATION 40

Section 5.1 Indemnity Obligations of Seller 40

Section 5.2 Indemnity Obligations of Purchaser 40

Section 5.3 Indemnification Procedures 40

Section 5.4 Survival 42

Section 5.5 Certain Limitations 42

Section 5.6 R&W Policy 43

Section 5.7 Indemnification Payments to Purchaser Indemnitees 43

Section 5.8 Treatment of Indemnification Payments 43

Section 5.9 Sole Remedy 44

Article VI MISCELLANEOUS 44

Section 6.1 Certain Definitions 44

Section 6.2 Expenses 57

Section 6.3 Governing Law; Jurisdiction; Venue 58

Section 6.4 Entire Agreement; Amendments and Waivers 58

Section 6.5 Section Headings 58

Section 6.6 Notices 58

Section 6.7 Severability 59

Section 6.8 Binding Effect; Assignment; Third-Party Beneficiaries 59

Section 6.9 Counterparts 60

Section 6.10 Remedies Cumulative 60

Section 6.11 Exhibits and Schedules 60

Section 6.12 Interpretation 60

Section 6.13 Arm’s Length Negotiations 61

Section 6.14 Construction 61

Section 6.15 Specific Performance 61

Section 6.16 Waiver of Jury Trial 61

ii

Exhibit A Form of Escrow Agreement

Exhibit B Allocation

Exhibit C Sample Net Working Capital

Exhibit D Alzet Products

iiiExhibit E Transition Services Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 22, 2024, is by and between Durect Corporation, a Delaware corporation (“Seller”), and Alzet, LLC, a Delaware limited liability company (“Purchaser”). Seller and Purchaser are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, Seller is engaged in the business of designing, manufacturing, distributing, maintaining, and selling the Alzet Products (as defined below) (the “Business”);

WHEREAS, the Parties desire for Seller to sell and assign to Purchaser, and Purchaser to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, in each case, subject to the terms and conditions set forth herein; and

WHEREAS, effective as of the Closing, and upon the terms and conditions set forth in this Agreement, Purchaser and Seller desire to enter into a Transition Services Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale.

(a)
Acquisition of Assets. On and subject to the terms and conditions set forth herein, at the closing of the transactions contemplated hereby (the “Closing”), Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, [* * *], all of Seller’s right, title and interest in, to and under all of the Purchased Assets, provided, however, that until the earlier of the expiry or termination of the Transition Services Agreement, Seller may retain physical possession of any Books and Records and Inventory as are necessary for Seller to perform and satisfy its duties and obligations, and to exercise its rights, under the Transition Services Agreement. To the extent that Seller has retained physical possession of any Books and Records or Inventory post-Closing, (i) Purchaser shall, in its sole discretion, have the right to obtain the original Books and Records and provide Seller with copies, as required and (ii) Seller shall, [* * *], upon the earlier of the expiration of the Transaction Services Agreement, the termination of the Transition Services Agreement or such date as such Books and Records or Inventory are no longer necessary for Seller to perform and satisfy its duties and obligations, and to exercise its rights, under the Transition Services Agreement, promptly deliver to Purchaser (or an Affiliate thereof) any retained Books and Records or Inventory, including any and all copies thereof, other than Shared Books and Records.
(b)
Excluded Assets. All assets owned or controlled by Seller that are not Purchased Assets shall constitute excluded assets, including, for greater certainty, the items listed below (collectively, the “Excluded Assets”):

(i)
all cash and cash equivalents;
(ii)
Contracts that are not Assigned Contracts (the “Excluded Contracts”), including the real property lease of Seller’s facility located in Cupertino California (the “Cupertino Lease”);
(iii)
the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;
(iv)
all Employee Benefit Plans and assets attributable thereto;
(v)
the assets, properties and rights specifically set forth in Section 1.1(b) of the Disclosure Schedule;
(vi)
all interests in real property;
(vii)
the Shared Books and Records;
(viii)
any cash, cash equivalents or marketable securities and all rights to any bank accounts of Seller;
(ix)
any employment agreement that Seller is a party to or to which Seller is subject to Liability;
(x)
any manufacturing, laboratory or similar equipment owned or leased by Seller other than the Tangible Personal Property;
(xi)
all Intellectual Property owned or controlled by Seller, other than the Intellectual Property Assets;
(xii)
the rights which accrue or will accrue to Seller under this Agreement and the other Transaction Documents; and
(xiii)
all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees relating to Taxes paid by Seller for any Pre-Closing Tax Period (except to the extent such items are included as current assets in Exhibit C).

(c) Assumed Liabilities. Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(i)
all current Liabilities of Seller that are included in the final calculation of Closing Net Working Capital; and
(ii)
all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder arise after the Closing (other than by virtue of failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing).

(d) Excluded Liabilities. Notwithstanding the provisions of Section 1.1(c) or any other provision in this Agreement to the contrary, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(i)
any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including all Seller Transaction Expenses;
(ii)
any Liability for (A) Taxes of Seller (or any stockholder or Affiliate of Seller) for any taxable period and Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (B) Taxes that arise out of the consummation of the transactions contemplated hereby, but excluding Taxes described in Section 4.4(a); or (C) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Purchaser under any common law doctrine of de facto merger or transferee or successor Liability or otherwise by operation of contract or Law) (taxes described in clauses (A), (B) or (C) are “Seller Taxes”);
(iii)
any Liabilities relating to or arising out of the Excluded Assets;
(iv)
any Liabilities in respect of [* * *] arising out of, relating to or otherwise in respect of (A) the operation of the Business or the Purchased Assets to the extent such [* * *] relates to such operation on or prior to the Closing Date, or (B) operations, properties, assets or obligations of Seller or any of its Affiliates;
(v)
any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any representation, warranty, agreement or guaranty made by Seller, or by reason of the improper production, failure to adequately warn of hazards or other related product defects of any Alzet Products produced or sold by Seller prior to the Closing;
(vi)
any Liabilities of Seller arising under or in connection with any Employee Benefit Plan providing benefits to any present or former employee of Seller (except to the extent included as current Liabilities in Exhibit C);
(vii)
any Liabilities with respect to any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including any Liabilities associated with violation(s) of Employment Law(s) and any claims for wages or other benefits, or change-in-control, bonus, vacation, incentive, holiday, workers’

compensation on an occurrence basis, severance, termination or other payments, other than any such liabilities that arise in connection with such party’s employment with Purchaser;

(viii)
any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;
(ix)
any Liability for warranties, indemnitees, guaranties or similar items offered by Seller for any products or services of the Business;
(x)
any Liability relating to Surety Bonds;
(xi)
any trade accounts payable of Seller (other than those included in Assumed Liabilities);
(xii)
any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’s customers to Seller on or before the Closing; or (ii) are not validly and effectively assigned to Purchaser pursuant to this Agreement;
(xiii)
any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), other than any Liabilities to indemnify, reimburse or advance amounts to any former officer, director, employee or agent of Seller that is employed by Purchaser and that arise in connection with such party’s employment with Purchaser;
(xiv)
any Liabilities under the Excluded Contracts or any other Contracts, (i) which are not validly and effectively assigned to Purchaser pursuant to this Agreement; or (ii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;
(xv)
any Liabilities associated with Indebtedness of Seller or Indebtedness related to the Business or secured by any of the Purchased Assets owing to financial institutions; and
(xvi)
any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Order.

Section 1.2 Transaction Consideration.

(a) The aggregate consideration to be paid by Purchaser for the Purchased Assets shall consist of (the “Transaction Consideration”):

(i) the Base Amount; plus/minus, as the case may be,

(ii) the Net Working Capital Adjustment, if any.

(b) At Seller’s sole discretion, a portion of the Transaction Consideration may be used to discharge and pay such amount of the Indebtedness as Seller may decide pursuant to Section 1.4(b)(ii). A portion of the transaction consideration shall be used to discharge and pay in full the Seller Transaction Expenses Closing Payment Amount. A portion of the Transaction Consideration shall also be deposited in the Escrow Account pursuant to Section 1.4(b)(iii).

Section 1.3 Closing Date. The Closing shall take place on the date hereof (the “Closing Date”) via electronic exchange of documents. The Closing shall be effective as of 11:59 p.m. (New York time) on the Closing Date.

Section 1.4 Closing Date Payment and Deliveries.

(a)
At least [* * *] prior to the Closing Date, Seller shall have prepared and delivered to Purchaser a statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of the Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”), prepared in accordance with the terms of this Agreement, and accompanied by reasonably detailed back-up documentation for such calculations and any additional information reasonably requested by Purchaser. The Parties shall cooperate with one another in connection with the preparation and evaluation of such estimate. Seller shall promptly provide Purchaser with access to all personnel, relevant documents and information reasonably requested by Purchaser in connection with its review of the Estimated Closing Statement (including all components thereof). At least [* * *] prior to the Closing Date, if Seller has elected to pay off or discharge any or all of the Indebtedness, in its sole discretion, Seller shall have prepared and delivered to Purchaser a certificate (the “Closing Payoff Certificate”) signed by Seller which shall set forth (i) the amount of all Seller Transaction Expenses as of immediately prior to Closing, and instructions regarding the payoff or discharge of all amounts included in the Seller Transaction Expenses Closing Payment Amount, and (ii) the amount of all outstanding Indebtedness to be paid off or discharged at Closing, and instructions regarding the payoff or discharge of all such Indebtedness.
(b)
At the Closing, Purchaser shall:
(i)
pay to Seller an amount in cash, payable by wire transfer of immediately available funds to the account(s) specified in writing by Seller, equal to the Closing Cash Consideration; and
(ii)
pay (A) all amounts included in the Seller Transaction Expenses Closing Payment Amount as provided in the Closing Payoff Certificate and (B) the amount of Seller Indebtedness that Seller shall elect, at its sole discretion, to pay off or discharge at Closing from the Transaction Consideration as provided in the Closing Payoff Certificate, if applicable; and
(iii)
deposit with the Escrow Agent $[* * *] (the “Adjustment Escrow Amount”) into an escrow account (the “Escrow Account”) under the terms of an escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”) to be executed at the Closing by Purchaser, Seller and the Escrow Agent as

security for the obligations of Seller under Section 1.5, to be held and distributed in accordance with the Escrow Agreement.

(c) At the Closing, Seller shall deliver the following to Purchaser:

(i)
a bill of sale in form and substance satisfactory to Purchaser (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Purchaser;
(ii)
an assignment and assumption agreement in form and substance satisfactory to Purchaser (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Purchaser of the Purchased Assets and the Assumed Liabilities;
(iii)
an assignment in form and substance satisfactory to Purchaser (the “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Purchaser;
(iv)
certificates of title duly endorsed and transferred to Purchaser for all vehicles included in the Purchased Assets;
(v)
a certificate of the secretary of Seller certifying to (A) the certificate of incorporation of Seller, as amended, certified by the Secretary of State of Delaware, as of a recent date, and stating that no amendment has been made to such articles since such date, (B) all other Governing Documents of Seller, (C) the adoption of resolutions by Seller approving the transactions contemplated by the Transaction Documents, and (D) the incumbency of the officers signing the Transaction Documents on behalf of Seller (together with their specimen signatures);
(vi)
a good standing certificate, as of a recent date, for Seller certified by the Secretary of State of (A) Delaware, and (B) each other jurisdiction in which Seller is qualified to conduct the Business as a foreign entity;
(vii)
the Escrow Agreement, duly executed and delivered by Seller;
(viii)
an employment agreement between Purchaser and [* * *], duly executed and delivered by such Person (other than Purchaser) (the “Employment Agreement”);
(ix)
the Transition Services Agreement, duly executed by Seller;
(x)
the (i) reciprocal access agreement for the property leased under the Cupertino Lease and Vacaville Lease, and (ii) the access agreement for the property leased under the Vacaville Lease for period prior to receipt of the Landlord Consent, duly executed by Seller (the “Access Agreements”);
(xi)
evidence satisfactory to Purchaser of the release or agreement to release all Liens (other than Permitted Liens) on the Purchased Assets;

(xii)
evidence satisfactory to Purchaser that all items required to be referenced in Section 2.20(a) of the Disclosure Schedule shall have been terminated;
(xiii)
evidence satisfactory to Purchaser that all Consents set forth in Section 2.4 of the Disclosure Schedule shall have been obtained;
(xiv)
a USB flash drive or DVD (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents posted as of the Closing Date to the Box.com electronic data site established by Seller for the purpose of providing due diligence materials and information to Purchaser and its agents, employees and advisors;
(xv)
possession of the Books and Records, subject to Section 1.1(a); and
(xvi)
a fully-completed IRS Form W-9, duly executed by Seller.

(d) At the Closing, Purchaser shall deliver the following to Seller:

(i)
the Bill of Sale, the Assignment and Assumption Agreement and the Intellectual Property Assignment, each duly executed and delivered by Purchaser;
(ii)
the Escrow Agreement, duly executed and delivered by Purchaser and the Escrow Agent;
(iii)
the Employment Agreement, duly executed by Purchaser;
(iv)
the Transition Services Agreement, duly executed by Purchaser; and
(v)
the Access Agreements, duly executed by Purchaser.

Section 1.5 Net Working Capital Adjustment.

(a)
Within [* * *] after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Closing Statement”) calculating Net Working Capital as of the Closing Date (the “Closing Net Working Capital”) accompanied by reasonably detailed back-up documentation for such calculations and any additional information reasonably requested by Seller.
(b)
If Seller disputes any amounts as shown on the Closing Statement, Seller shall deliver to Purchaser within [* * *] after receipt of the Closing Statement a notice (the “Dispute Notice”) setting forth Seller calculation of such amount and describing in reasonable detail the basis for the determination of such different amount. If Seller does not deliver a Dispute Notice to Purchaser within such [* * *], the Closing Statement prepared and delivered by Purchaser shall be deemed to be the “Final Closing Statement.” The Parties shall use commercially reasonable efforts to resolve such differences within a period of [* * *] after Seller has given the Dispute Notice. If the Parties resolve such differences, the Closing Statement agreed to by the Parties shall be deemed to be the Final Closing Statement. If Purchaser and Seller do not reach a final resolution on the Closing Statement within [* * *] after Seller has given the Dispute Notice, unless Purchaser and Seller mutually agree to continue their efforts to resolve such differences, the Neutral Accountant who, acting as experts and not arbitrators, shall resolve such differences, pursuant to an engagement agreement among Purchaser, Seller and the Neutral Accountant (which Purchaser and Seller agree to execute promptly), in the manner provided below. The Neutral Accountant shall only decide the specific items under dispute by the Parties (the “Disputed Items”), solely in accordance with the terms of this Agreement. Purchaser and Seller shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Purchaser, Seller and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s determination of the amounts to be set forth on the Final Closing Statement; and the Parties shall use commercially reasonable efforts to cause the Neutral Accountant to resolve the differences between Purchaser and Seller and determine the amounts to be set forth on the Final Closing Statement within [* * *] after the engagement of the Neutral Accountant. The Neutral Accountant’s determination shall be based solely on such presentations of the Parties (i.e., not on independent review) and on the definitions and other terms included herein. The Closing Statement determined by the Neutral Accountant shall be deemed to be the Final Closing Statement. Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties and shall not be appealable, absent fraud or manifest error. The fees and expenses of the Neutral Accountant shall be borne by Purchaser and Seller based on the [* * *] percentage that the [* * *] of the [* * *] covered by [* * *] bears to the [* * *] of such [* * *] as [* * *] to the [* * *] (for example, if the [* * *] of such [* * *] as [* * *] to the [* * *] equals [* * *] and the [* * *] awards [* * *] in favor of [* * *], [* * *] ([* * *]%) of the [* * *] of the [* * *] would be [* * *] and [* * *] ([* * *]%) of the [* * *] of the [* * *] would be [* * *]). Nothing in this Section 1.5(b) shall be construed to authorize or permit the Neutral Accountant to: (i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between Purchaser and Seller regarding the determination of the Final Closing Statement; or (ii) resolve any such differences by making an adjustment to the Closing Statement that is outside of the range defined by amounts as finally proposed by Purchaser and Seller.

(c) Promptly, but no later than [* * *] after the final

determination thereof, if the Closing Net Working Capital set forth in the Final Closing Statement: (i) exceeds the Estimated Net Working Capital (the amount of such excess, the “Adjustment Surplus”), then Purchaser shall pay such Adjustment Surplus to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, and Purchaser and Seller shall jointly direct the Escrow Agent to pay the Adjustment Escrow Amount to Seller, or (ii) is less than the Estimated Net Working Capital (the amount by which it is less, the “Adjustment Shortfall”), then (A) if the Adjustment Shortfall is less than the Adjustment Escrow Amount, Purchaser and Seller shall jointly direct the Escrow Agent to pay to an account designated in writing by Purchaser an amount in cash from the Adjustment Escrow Amount equal to the Adjustment Shortfall and to pay the balance of the Adjustment Escrow Amount in cash to Seller, in each case within [* * *] after the Adjustment Shortfall is determined, and (B) if the Adjustment Shortfall exceeds the Adjustment Escrow Amount, Seller shall pay to an account designated in writing by Purchaser an amount in cash equal to the amount by which the Adjustment

Shortfall exceeds the Adjustment Escrow Amount and Purchaser and Seller shall jointly direct the Escrow Agent to release the Adjustment Escrow Amount to Purchaser, in each case within [* * *] after the Adjustment Shortfall is determined; provided, that, if the Closing Net Working Capital is within the Net Working Capital Collar, Purchaser and Seller shall jointly direct the Escrow Agent to pay the Adjustment Escrow Amount to Seller, Purchaser and Seller shall have no obligation to take any further actions, neither Purchaser nor Seller shall have any Liability to the other with respect to the Net Working Capital Adjustment, and no amounts shall be payable to Purchaser or Seller pursuant to or arising out of this Section 1.5 other than the payment of the of the Adjustment Escrow Amount to Seller. Any payments made pursuant to this Section 1.5 shall be treated as an adjustment to the Transaction Consideration by the Parties.

Section 1.6 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold from such Person with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of any Law relating to Taxes, provided that Purchaser or the applicable withholding agent shall use commercially reasonable efforts to provide notice to such Person prior to making any such deduction or withholding. To the extent that amounts are so withheld by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Purchaser.

Section 1.7 Allocation of Purchase Price. Exhibit B attached hereto sets forth the allocation methodology agreed to by Purchaser and Seller. No later than [* * *] following the final determination of the Transaction Consideration pursuant to Section 1.5, Purchaser shall provide Seller with an allocation consistent with the agreed methodology (as amended from time to time, the “Allocation”) of the Transaction Consideration (plus the Assumed Liabilities and capitalized costs, to the extent such Liabilities and other amounts should be included in the purchase price for federal income Tax purposes) among the Purchased Assets. Such Allocation shall be final and binding upon the parties hereto. No Party shall file any Tax Return or other document or otherwise take any position that is inconsistent with the Allocation, except as may be adjusted by subsequent agreement following a final determination by a Governmental Body; provided, that no Party (nor their respective Affiliates) shall be obligated to litigate any challenge to such Allocation by any Governmental Body. The Allocation of the Transaction Consideration shall be revised to take into account subsequent adjustments to the Transaction Consideration, and the Parties shall cooperate with each other in good faith to promptly amend the Allocation, as applicable. The Parties shall promptly inform one another of any challenge by any Governmental Body to any Allocation made pursuant to this Section 1.7 and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

Section 1.8 Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Purchaser without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Purchased Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

Section 1.9 Wrong Pocket Provisions.

(a)
If, at any time following the Closing, either Party becomes aware that any Purchased Asset which should have been transferred to, or any Assumed Liability (whether arising prior to, at or following the Closing) which should have been assumed by, Purchaser pursuant to the terms of this Agreement was not transferred to or assumed by Purchaser as contemplated by this Agreement, then (i) Seller shall promptly transfer such Purchased Asset or Assumed Liability to Purchaser, and (ii) Purchaser shall promptly accept the transfer of such Purchased Asset or assume such Assumed Liability, in each case for no additional consideration. Notwithstanding the foregoing, the Purchaser shall have to agree in writing to any Contract being deemed a Purchased Asset pursuant to the terms of this Section 1.9.
(b)
If, at any time following the Closing, either Party becomes aware that any Excluded Asset or Excluded Liability (whether arising prior to, at or following the Closing) which should have been retained by Seller pursuant to the terms of this Agreement was transferred to or assumed by Purchaser, then (i) Purchaser shall promptly transfer or cause its Affiliates to transfer such Excluded Asset or Excluded Liability to Seller, and (ii) Seller shall promptly accept the transfer of such Excluded Asset or assume such Excluded Liability, in each case for no additional consideration.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the following statements are true, correct and complete.

Section 2.1 Organization and Related Matters. Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all requisite power and authority to own, lease and operate the properties owned, leased or operated in connection with the Business and to carry on the Business. Seller is duly qualified or authorized to do business as a foreign entity and is in good standing under the Laws of each jurisdiction in which it owns or leases real property with respect to the Business and each other jurisdiction in which the conduct of the Business or the ownership of the Purchased Assets requires such qualification or authorization, each of which is set forth in Section 2.1 of the Disclosure Schedule.

Section 2.2 Authorization and Enforceability. Seller has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of each of the Transaction Documents to which it is or will be a party has been duly authorized by all necessary action on the part of Seller, and no other proceedings or actions on the part of Seller are necessary to authorize the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is or will become a party. This Agreement and the other Transaction Documents to which it is or will be a party have been duly and validly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity) (together, the “Equity Exception”).

Section 2.3 Title.

(a)
Seller (and not [* * *]) has [* * *] to, or a [* * *], all of the [* * *], [* * *] of [* * *] (other than [* * *]).
(b)
[* * *], the Purchased Assets are sufficient for the continued conduct of the Business as of the first day immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. [* * *], none of the Excluded Assets are material to the Business.

Section 2.4 Conflicts; Consents of Third Parties. [* * *], the execution and delivery of [* * *] and the other [* * *] to which [* * *], the consummation of the [* * *], and compliance [* * *] with the [* * *] does not and will not, with or without the passage of time or the giving of notice: (a) [* * *], or result in [* * *], any [* * *]; (b) [* * *] with, [* * *], result in [* * *] of, constitute a [* * *], result in [* * *], constitute a [* * *], or create in any [* * *], terminate, modify or cancel, any [* * *] to which [* * *] is [* * *] or by which [* * *] with respect to the [* * *] are [* * *], or require [* * *] from [* * *] in order to [* * *]; (c) violate any [* * *] or any [* * *] by which [* * *]; or (d) result in the [* * *] upon the [* * *]. [* * *], no [* * *], or [* * *] to any [* * *], including [* * *], is required [* * *] in connection with the [* * *] of [* * *] or the other [* * *], or the [* * *] with [* * *] of the [* * *].

Section 2.5 Financial Information. The Financial Information, all of which is attached as Section 2.5(a) of the Disclosure Schedules, has been prepared from the Books and Records in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for the failure to include the footnotes required by GAAP or as otherwise set forth in Section 2.5(b) of the Disclosure Schedule. The Financial Information fairly presents in all material respects the financial position and results of operations of the Business as of the dates and for the periods reflected thereon.

Section 2.6 No Undisclosed Liabilities. [* * *] has [* * *] with respect to [* * *] (and there is [* * *] for [* * *] against [* * *] giving [* * *] with respect to [* * *]) except (a) to the [* * *] and [* * *] or [* * *] against in the [* * *] and (b) for [* * *] to the [* * *] of the [* * *] in the [* * *] ([* * *] from, [* * *], [* * *] to, is in [* * *], or was [* * *], [* * *], or [* * *]).

Section 2.7 Absence of Certain Developments. [* * *], since [* * *], Seller has conducted the Business in the Ordinary Course, there has not been any Material Adverse Effect nor has there occurred any event which is reasonably likely to result in a Material Adverse Effect, and Seller has not:

(a)
failed to maintain the Purchased Assets in substantially the same condition as on [* * *] (ordinary wear and tear excluded);
(b)
suffered any damage, destruction or loss, whether or not covered by insurance, with respect to the Purchased Assets of more than $[* * *] for any single loss or $[* * *] in the aggregate for any related losses, or any failure to maintain insurance policies unmodified and without interruption;
(c)
made any change in the rate, timing, vesting, or funding of compensation, commission, bonus, or other direct or indirect remuneration payable or paid, or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention, or other compensation, retirement, welfare, fringe or severance benefit, or vacation pay, to or in respect of any manager, officer, employee, distributor, or agent of the Business, other than increases in the Ordinary Course in the base wages or salaries of employees of the Business other than officers or managers;
(d)
entered into or amended any employment, consulting, deferred compensation, retention, change-of-control, incentive plan, severance, or similar agreement with any employee or service provider of the Business, or entered into or amended any Contract restricting its right to compete;
(e)
entered into any collective bargaining agreement or relationship with any union or other labor organization;
(f)
except for the transactions contemplated by this Agreement and the other Transaction Documents, entered into or amended any other Contract related to the Business other than in the Ordinary Course and which, in the aggregate, are not material in the aggregate to the Business;

(g)
hired or terminated employees or engaged or terminated independent contractors that provide services to the Business other than in the Ordinary Course, and at a level consistent with past practice;
(h)
breached or affirmatively waived any breach or any right with respect to any Material Contract related to the Business;
(i)
mortgaged, pledged, or subjected to any Lien (other than Permitted Liens) any of the Purchased Assets;
(j)
acquired any assets included in the Purchased Assets, or sold, assigned, transferred, conveyed, leased, or otherwise disposed of any assets that would otherwise have been Purchased Assets, except for assets acquired, sold, assigned, transferred, conveyed, leased, or otherwise disposed of in the Ordinary Course;
(k)
canceled, written off, or compromised any debt or claim or amended, canceled, terminated, relinquished, waived, or released any Contract or right, in each case, that relates materially to the continued conduct of the Business, except in the Ordinary Course and which, in the aggregate, are not material in the aggregate to the Business;
(l)
entered into, amended, renewed, terminated, or permitted to lapse any Contract that relates materially to the continued conduct of the Business or transaction with any of its Affiliates, or paid to or received from any of its Affiliates any amount;
(m)
made or committed to make any capital expenditures or capital additions or improvements that relate materially to the continued conduct of the Business: (i) in excess of [* * *] individually or [* * *] in the aggregate; or (ii) outside the Ordinary Course;
(n)
entered into any prepaid transactions or otherwise accelerated revenue recognition or the sales for periods prior to the Closing, in each case, related materially to the Business;
(o)
changed its policies or practices with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable (including any acceleration or delay or deferral of the payment or collection thereof) or failed to maintain the level and quality of its Inventory, in each case, related materially to the Business;
(p)
amended any of its Governing Documents, or failed to maintain its existence as a corporation, or failed to qualify or maintain its qualifications in any jurisdiction where it is required to be qualified to conduct the Business as a foreign entity;
(q)
adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution, or filed a petition in bankruptcy under any provisions of foreign, federal or state bankruptcy Law, or consented to the filing of any bankruptcy petition against it under any similar Law;
(r)
issued any equity or debt securities or permitted any transfer thereof;

(s)
incurred or guaranteed any Indebtedness related to the Business or secured by any of the Purchased Assets;
(t)
incurred or guaranteed any Liabilities related to the Business (other than in the Ordinary Course);
(u)
(i) discharged, repaid, amended, modified, made payment on, canceled, or compromised any Indebtedness related exclusively to the Business or secured by any of the Purchased Assets, or discharged or satisfied any Lien (other than Permitted Liens); or (ii) engaged in any transaction or provided any consideration relating to the release, modification, or diminution of any guarantee, or other obligation of any Affiliate of Seller;
(v)
failed to pay any of its Liabilities when due;
(w)
entered into any compromise or settlement of any Legal Proceeding or any investigation by any Governmental Body;
(x)
transferred, assigned, or granted any license or sublicense of any material rights that relate materially to the Business under or with respect to any Intellectual Property;
(y)
failed in any material respect: (i) to comply with all Laws applicable to the Business (including Environmental Permits and Environmental Laws); and (ii) to hold and maintain in good standing all material Permits (including Environmental Permits) necessary for the conduct of the Business;
(z)
made any filings or registrations that relate to the Business with any Governmental Body, except routine filings and registrations made in the Ordinary Course;

(aa) accelerated, terminated, not renewed, adversely modified, or canceled any Contract (or series of related Contracts) that is an Assigned Contract or would have been an Assigned Contract if not for such termination, non-renewal or cancelation, in each case involving more than $[* * *] to which Seller is or was a party or by which it is or was bound, or received written or oral notice from any other Person that such Person intends to take any of the foregoing actions;

(bb) adopted, amended, modified, or terminated any of its Employee Benefit Plans;

(cc) written up or down (or failed to write up or down) the value of any Purchased Assets, except in the Ordinary Course, in accordance with GAAP consistently applied;

(dd) except in the Ordinary Course of business, introduced any material change with respect to the Business, including with respect to the products or services it sells, the areas in which such products or services are sold, its methods of producing or distributing its products, the levels of Inventory related to the Business that it maintains, its marketing techniques, or its accounting methods; and

(ee) entered into any agreements or commitments to do or perform in the future any actions referred to in this Section 2.7 (or disclosed an intent to do so) or taken or omitted to take any action that would be required to be disclosed in any section of the Disclosure Schedule.

Section 2.8 Taxes.

(a)
To the extent failure to do so could have an adverse impact on the Purchased Assets or the Business or Purchaser’s ownership of the Purchased Assets or operation of the Business, Seller has timely filed with the appropriate taxing authorities all Tax Returns that it has been required to file, all such Tax Returns are true, complete and correct in all material respects and all Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. Seller is not the beneficiary of any extension of time within which to file any Tax Return relating to the Purchased Assets or the Business (other than automatic extensions received in the Ordinary Course). To the extent applicable to the Purchased Assets or Seller’s operation of the Business, no written claim has ever been made by an authority to Seller in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(b)
Seller has withheld and paid to the appropriate taxing authority or other Governmental Body all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, equity interest holder, independent contractor, creditor, stockholder, or other third party, in each case concerning or attributable to the Transferred Employees, the Purchased Assets or the Business.
(c)
To the extent applicable to the Purchased Assets or Seller’s operation of the Business, Seller has not waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any Tax (other than any automatic extensions granted in the Ordinary Course).
(d)
No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed in writing by any taxing authority or other Governmental Body against Seller in relation to the Purchased Assets or Seller’s operation of the Business. There has not been, within the past [* * *], an audit, examination or written notice of potential examination of any Tax Returns filed by Seller in relation to the Purchased Assets or Seller’s operation of the Business.
(e)
To the extent applicable to the Purchased Assets or Seller’s operation of the Business, (i) Seller has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or similar state or local Laws, as a successor or transferee, by contract (other than any Contract entered into in the Ordinary Course the primary purpose of which is not Tax) or otherwise by law, and (ii) Seller is not a party to or bound by any Tax allocation or Tax sharing agreement nor has any contractual obligation to indemnify any other Person with respect to Taxes (other than any Contract entered into in the Ordinary Course the primary purpose of which is not Tax).
(f)
There are no Liens for Taxes (other than for Taxes not yet due and payable) on any of the Purchased Assets or the Business.
(g)
Neither Purchaser nor any of its Affiliates will be required to include any item of income in, or exclude an item of deduction from, taxable income for any taxable period

(or portion thereof) ending after the Closing Date as a result of the Purchased Assets constituting a prepaid amount or advanced payment received, or deferred revenue accrued, on or prior to the Closing Date.

Section 2.9 Tangible Personal Property.

(a)
Seller is not party to any leases of personal property relating to personal property used in the Business.
(b)
[* * *], all items of Tangible Personal Property are in good operating condition and are adequate for the uses to which they are being put, and none of such items of Tangible Personal Property are in need of maintenance or repair except for ordinary, routine maintenance and repairs. Section 2.9(b)(ii) of the Disclosure Schedule lists all of the Tangible Personal Property.

Section 2.10 Intellectual Property.

(a)
Seller (i) [* * *] the [* * *] in and to the [* * *] that is [* * *] for the [* * *] of the [* * *] as [* * *] and as [* * *] to be [* * *] by [* * *] as of the [* * *] from [* * *] except for [* * *], or (ii) has a [* * *] or [* * *] or otherwise [* * *] to use the [* * *] in the [* * *] of the [* * *].
(b)
Section 2.10(b) of the Disclosure Schedule sets forth a complete and correct list of all Owned Intellectual Property for which a registration or application has been filed with a Governmental Body or other authorized registrar, including patents, trademarks, service marks, domain names, social media accounts, copyrights and trade names, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body or other authorized registrar. All required filings and fees related to the Owned Intellectual Property set forth on Section 2.10(b) of the Disclosure Schedule have been timely filed with and paid to the relevant Governmental Body and authorized registrars. Section 2.10(b)(ii) of the Disclosure Schedule sets forth a complete and correct list of all material trademarks and service marks consisting of Owned Intellectual Property. All Owned Intellectual Property is valid, enforceable, and in good standing (or in the case of applications, applied for) as of the Closing Date; provided, however, that this Section 2.10(b) will not be interpreted to give any representation, warranty, or other assurance that any pending applications that are part of the Owned Intellectual Property will issue or be granted. Seller has not taken any action that could result in the abandonment, cancellation, or unenforceability of any Owned Intellectual Property. Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential Owned Intellectual Property.
(c)
Section 2.10(c) of the Disclosure Schedules sets forth a true, correct, and complete list of all written Intellectual Property Agreements: (i) with respect to Intellectual Property Assets of Seller, excluding Customer Licenses and Non-Material Agreements; or (ii) with respect to Intellectual Property of third parties, excluding Non-Material Agreements. There is no breach of any Intellectual Property Agreements by Seller or, to Seller’s Knowledge, by any other party thereto. [* * *], all software used in the Business is owned by Seller or licensed from third parties.

(d)
The [* * *] of the [* * *] and the [* * *] of the [* * *] as [* * *] and as [* * *] to be [* * *] has not and does not [* * *] with, [* * *], or otherwise [* * *], any [* * *] of [* * *] and no [* * *] is [* * *] any [* * *] of [* * *] related to [* * *]. [* * *] has not [* * *] alleging the [* * *] of the [* * *] or use of the [* * *] upon any [* * *] of another [* * *]. There are [* * *] or, to the [* * *], [* * *] by any [* * *] of a [* * *] by [* * *] in the [* * *] of any [* * *] of [* * *]. For clarity, and notwithstanding anything to the contrary in this Agreement, this Section 2.10(d) sets forth the [* * *] in this [* * *] with respect to the [* * *] of any [* * *] or other [* * *] of any [* * *] in the [* * *].
(e)
Seller owns, by operation of applicable Law, or pursuant to valid assignment of, all material Owned Intellectual Property developed by employees, members, officers and independent contractors of Seller in the scope of their employment or engagement with Seller. No current or former employee, consultant or any other Person has any right, claim or interest to any Owned Intellectual Property. There is [* * *] of [* * *] pertaining to, or [* * *] which is [* * *] or, to [* * *], that [* * *] of [* * *] in respect of [* * *]. Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential information included in the Owned Intellectual Property and third party confidential information in the Business’s possession.
(f)
Seller does not own any Software that relates primarily or exclusively to, or is necessary for, the continued conduct of the Business.
(g)
All IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted. In the past [* * *], there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the IT Systems. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements. Seller lawfully owns, leases pursuant to a written agreement, maintains or licenses pursuant to a written agreement all IT Systems that are used in, or necessary for, the operations of the Business as currently conducted.
(h)
Seller is and has at all times in the past [* * *] complied in all material respects with all applicable Laws, legally binding industry standards, and all internal or publicly posted policies, notices, and statements of Seller concerning the collection, use, processing, storage, transfer, and security of information that constitutes “personal information,” “personal data,” or “protected health information,” including, but not limited to, Protected Health Information, as defined in 45 C.F.R. § 160.103, Personal Information, as defined under the

California Consumer Privacy Act, Cal. Civ. Code § 1798.140, as applicable, or other such information relating to individuals (collectively, “Personal Information”), applicable to the operation, use, occupancy or ownership of the Purchased Assets or the conduct of the Business. Seller is and during the past [* * *] has been in compliance in all material respects with the terms of all Material Contracts and other contractual obligations to which it is a party relating to data privacy, security (including physical security and cybersecurity), and breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer, or disposal of Personal Information). In the [* * *], Seller has not (i) experienced any actual or reasonably suspected data breach that has resulted in material unauthorized access to, or other material security incident involving, Personal Information in the possession of the Business or that is owned, used, stored, received, or controlled by the Business, or (ii) been subject to or received any notice of any material investigation, complaint, or other Legal Proceeding by any Governmental Body or other Person concerning the Business’s collection, use, processing, storage, transfer, or protection of Personal Information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Knowledge of Seller, there are no facts or circumstances that is reasonably expected to give rise to any such Legal Proceeding. Seller has established and implemented, and is and has been in compliance in all material respects with, commercially reasonable policies, programs and procedures concerning data privacy, security and breach notification, including policies that protect the confidentiality, integrity and security of Personal Information in the Business’s possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. Seller has a privacy policy regarding the collection, use and disclosure of Personal Information in connection with the operation of the Business and is and has been in compliance with such privacy policy. Seller posts its privacy policy in a clear and conspicuous location on all websites and any mobile applications owned or operated by Seller. Seller has adequate technological and procedural measures in place to protect Personal Information and other personal information collected by, or in the possession of, the Business against loss, theft and unauthorized access or disclosure. Seller limits access to Personal Information in its possession, custody or control to those of its employees, agents, consultants and service providers who have a need to know the Personal Information as a condition to fulfilling their business function responsibilities.

Section 2.11 Contracts.

(a) Section 2.11(a) of the Disclosure Schedule (arranged in subsections corresponding to the subsections set forth below) lists each of the following Contracts (x) by which any of the Purchased Assets are bound or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets, excluding the Cupertino Lease (the “Material Contracts”):

(i)
Contracts relating to the employment or engagement of any Business Employees or Business Contractors (other than at-will agreements, terminable at any time without the requirement to pay any severance), including any retention severance, or change of control arrangement;
(ii)
Contracts (other than with respect to any Employee Benefit Plan) with any current or former officer, manager, director or employee of Seller, or any Affiliate of Seller or any such Person;

(iii)
Contracts with any labor union, organization or association representing any employee;
(iv)
Contracts relating to capital expenditures;
(v)
Contracts entered into within the last [* * *] relating to the acquisition or disposition of any equity interests in, or, except in the Ordinary Course, assets of any Person, other than with respect to any Employee Benefit Plan;
(vi)
Contracts creating or otherwise related to any joint venture or partnership;
(vii)
Contracts which: (A) restrict the ability of Seller to engage in any line or type of business or restrict Seller from competing with any Person or in any geographical area; (B) commit Seller to an exclusive arrangement or relationship with any Person; or (C) contain non-solicitation provisions restricting Seller;
(viii)
Contracts which involve or provide for any right of first refusal, right of first offer, preferred pricing (including “most favored nation”), performance guarantees, minimum referral volumes, rebates, discounts, or incentive or volume purchase credits;
(ix)
Contracts relating to any Indebtedness related primarily or exclusively to the Business or secured by any of the Purchased Assets (other than accounts payable to trade creditors in the ordinary and usual course of business consistent with past custom and practice), including credit facilities, letters of credit, promissory notes, security agreements, and other credit support arrangements, and Contracts under which Seller has imposed or incurred a Lien other than a Permitted Lien on any of its assets;
(x)
Contracts relating to any loan (other than accounts receivable from trade debtors in the ordinary and usual course of business consistent with past custom and practice) or advance to (other than Ordinary Course travel allowances to the employees of Seller), or investments in, any Person by Seller;
(xi)
Contracts relating to any guarantee or other contingent Liability in respect of any Indebtedness of any Person (other than the endorsement of negotiable instruments for collection in the ordinary and usual course of business consistent with past custom and practice);
(xii)
all franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts, other than any Non-Material Contracts;
(xiii)
all Contracts with a Top Customer, other than any Non-Material Contracts;
(xiv)
all Contracts with a Top Supplier, other than any Non-Material Contracts;

(xv)
all Contracts, loans and/or lease arrangements involving, directly or indirectly, any rebates, commissions, or promotional allowances to or from any Affiliate or to or from any customer, supplier, employee or agent of Seller, other than any Employee Benefit Plans or any Non-Material Contracts;
(xvi)
all other Contracts which involve the receipt or payment of an amount in excess of $[* * *] in any [* * *] period, other than any Employee Benefit Plans or any Non-Material Contracts; and
(xvii)
any other Contract which is material to the Business, and which has not previously been disclosed pursuant to this Section 2.11(a), other than any Intellectual Property Agreements or any Non-Material Contracts.
(b)
True and complete copies of the items required to be set forth in Section 2.11(a) of the Disclosure Schedule have previously been provided to Purchaser by Seller. [* * *], all of the Assigned Contracts shall, following the Closing, be enforceable by Purchaser and, to the Knowledge of Seller, binding on the other parties thereto, without the Consent of any Person. [* * *] is [* * *], and [* * *] has [* * *], with the [* * *], would [* * *], under [* * *] or any [* * *] owed by [* * *], and, [* * *], no [* * *] which, with the [* * *], would [* * *] by any [* * *] to [* * *]. [* * *], subject to the [* * *], and, to the [* * *], is not subject to [* * *]. There are no [* * *] or, to [* * *], [* * *] under [* * *]. [* * *] and, to the [* * *], each [* * *] is in [* * *] under [* * *].
(c)
Seller is not party to any Government Contracts and has not been party to any Government Contracts at any point during the prior [* * *].

Section 2.12 Employee Benefits.

(a) Section 2.12(a) of the Disclosure Schedule sets forth a complete and correct list of all material Employee Benefit Plans for the benefit of any employee, leased employee, or any independent contractor (in each case either current or former and including any dependents of such individual) of the Business (the “Business Employee Benefit Plans”), except for (i) employment agreements or other service agreements that do not include severance, retention or change of control pay or benefits, in which case only forms of such Contracts shall be scheduled, (ii) individual Seller equity award agreements, in which case only forms of such individual grant or purchase agreements shall be scheduled, unless such individual grant or purchase agreements provide acceleration of vesting of awards in a manner not provided for under the applicable form(s) or that otherwise materially differ from such forms, and (iii) consulting Contracts with natural persons that are terminable without penalty on less than [* * *] notice, in which case only forms of such Contracts shall be scheduled, unless any such Contract provides severance or change of control pay or benefits).

(b)
Complete and correct copies of the following documents, with respect to each of the Business Employee Benefit Plans, have been made available to Purchaser by Seller: (A) any plans and related trust documents (all amendments thereto), collective bargaining agreements, employee handbooks and insurance contracts and/or other funding instruments, (B) the [* * *] most recent Forms 5500 and schedules thereto, (C) the most recent IRS determination letter or IRS favorable opinion letter on which Seller is permitted to rely, and (D) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and written descriptions of all non-written agreements relating to the Business Employee Benefit Plans.
(c)
Each of the Business Employee Benefit Plans has been administered, maintained and operated in all material respects in accordance with its terms (both in form and operation) and with all provisions of applicable Law, including ERISA, the Code and the Patient Protection and Affordable Care At of 2010, as amended (“ACA”). There has been no violation of or failure to comply with ERISA, the Code, or the ACA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Business Employee Benefit Plans with any Governmental Body or the furnishing of such notices or documents to the participants or beneficiaries of the Business Employee Benefit Plans.
(d)
Each Business Employee Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance in all material respects. All benefits, contributions and premiums relating to each Business Employee Benefit Plan have been timely paid in accordance with the terms of such Business Employee Benefit Plan and all applicable Laws and accounting principles, and any contributions or premium payments not yet due prior to the Closing Date have been properly accrued.
(e)
Each of the Business Employee Benefit Plans intended to qualify under Section 401(a) or 403(a) of the Code (“Qualified Plans”) has received a determination letter (or favorable opinion letter) from the IRS to such effect and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code. Nothing has occurred or will occur through the Closing with respect to any such Qualified Plan which would reasonably be expected to cause the loss of such qualification or exemption.
(f)
There are [* * *] which have been [* * *] or, [* * *], [* * *] any of the [* * *]. No Business Employee Benefit Plan has been under audit or investigation by the IRS, DOL, or any other Governmental Body and no such completed audit, if any, has resulted in the imposition of Tax, interest, or penalty. No “prohibited transaction”, within the meaning of ERISA or the Code, or to the Knowledge of Seller, breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred with respect to any Business Employee Benefit Plan.
(g)
None of Seller, any of its Affiliates or any ERISA Affiliate has ever sponsored, maintained, participated in, been required to contribute to, or otherwise has or had any Liability with respect to any Employee Benefit Plan or other arrangement that is or was (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 413(c) of the Code), (iii) a “multiple employer welfare arrangement” (as defined in Section 3:40) of ERISA), or (iv) a plan that is or was subject to Title IV of ERISA or the funding requirements of Sections 412 or 430 of the Code. None of the Business Employee Benefit Plans

provides for post-employment life or health insurance benefits for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (or similar state or other applicable Law) (“COBRA”). Seller and each ERISA Affiliate has complied with the notice and continuation coverage requirements, and all other requirements, of COBRA with respect to any Business Employee Benefit Plan that qualifies as an employee welfare benefit plan (as defined in Section 3(1) of ERISA) in all material respects.

(h) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, or director of Seller; or (ii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 2.13 Labor.

(a)
Seller has made available to Purchaser a list of all Business Employees (as defined in Section 4.7) who are employees, of the Business as of the date hereof, and sets forth for each such individual the following: (i) name, (ii) title or position for employees (including whether full or part time), (iii) hire date, (iv) current annual or hourly rate, (v) commission, bonus or other incentive-based compensation, (vi) designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, (vii) location and (viii) employing or engaging entity.
(b)
Seller has made available a list of all individual consultants or independent contractors of the Business (“Business Contractors”) and sets forth for each such individual the following: (i) name, (ii) brief description of services (iii) compensation rate, (iv) location, and (v) engagement date.
(c)
Seller is not nor has not, in the last [* * *], been a party to or bound by any labor or collective bargaining agreement with respect to Business Employees or former employees of the Business or other Contract with a labor organization representing Business Employees or former employees of the Business, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Seller, attempting to represent any Business Employees or former employees of the Business. No union or other labor organization has been certified as the collective bargaining representative of Business Employees or former employees of the Business. There are no pending labor contract negotiations with any union or other labor organization with respect to Business Employees or former employees of the Business. In the last [* * *], there has not been any (or a threat of any) strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, labor grievances or arbitrations or other similar labor activity or dispute by Business Employees or former employees of the Business. [* * *], there have been [* * *], [* * *] or any other [* * *] or, [* * *], [* * *].
(d)
With respect to [* * *] or [* * *] of the [* * *], in the [* * *], [* * *] or [* * *] of [* * *] has made a [* * *], and there are [* * *] or [* * *]

or, to the [* * *], [* * *] to be [* * *], with the [* * *] or other [* * *]. There is [* * *] involving [* * *] or, to the [* * *], [* * *] by any [* * *] (with respect to [* * *] or [* * *] of the [* * *]) or [* * *] or [* * *] of the [* * *].

(e)
There are [* * *] with [* * *] or [* * *] of the [* * *] or, to the [* * *], [* * *], based [* * *], or otherwise relating to [* * *] or the [* * *], [* * *] or [* * *] of [* * *] or [* * *] of the [* * *].
(f)
[* * *], Seller is and has been, in the [* * *], in compliance with all applicable Employment Laws with respect to Business Employees and former employees of the Business. All Business Contractors are, in all material respects, properly treated as independent contractors under all applicable Employment Laws. All Business Employees classified as exempt from overtime and minimum wage are, in all material respects, properly so classified under all applicable Employment Laws. There are [* * *] or to the [* * *], [* * *] to be [* * *], by or with [* * *] or [* * *] in connection with the [* * *] of any [* * *] of the [* * *], or [* * *] or [* * *] or [* * *] of the [* * *], including any [* * *] relating to [* * *] or any other [* * *] under [* * *]. There are [* * *] on behalf of [* * *] or [* * *] of the [* * *], or [* * *] or [* * *] or [* * *] of the [* * *] alleging [* * *].
(g)
All Business Employees are residing and/or working in the United States:
(i)
are legally authorized to be employed in the United States; and (ii) in material compliance with all applicable Employment Laws relating to immigration and naturalization. No Legal Proceeding has been filed against Seller, in the last [* * *], with respect to Business Employees or employees of the Business, or, to the Knowledge of Seller, any Business Employees (in their capacities as such) thereof, that: (i) alleges any failure so to comply; or (ii) seeks removal, exclusion or other restrictions on (A) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (B) the continued ability of Seller to sponsor employees for immigration benefits. Seller complies, in all material respects, with applicable Laws with respect to hiring of employees for the Business relating to immigration and naturalization. No Legal Proceeding has been commenced against Seller at any time with respect to Business Employees or former employees of the Business, with respect to its compliance with applicable Laws relating to immigration and naturalization in connection with its hiring practices.
(h)
Seller has complied with WARN and any applicable state and local plant closing/mass layoff laws and ordinances with respect to Business Employees and former employees of the Business. Seller has not taken, or has plans to undertake, any plant closing, mass layoff or other action with respect to Business Employees or former employees of the Business that would trigger WARN or any other applicable state and local plant closing/mass layoff law or ordinance.

Section 2.14 Litigation. [* * *], [* * *] is [* * *] or [* * *] in the [* * *] or, to the [* * *], [* * *] against [* * *] or the [* * *] (or [* * *] against any of the [* * *] of [* * *] in relation to the [* * *] or the [* * *]) before [* * *], nor is there [* * *] for any [* * *]. [* * *] has not [* * *] in any [* * *] relating to or affecting the [* * *], or the [* * *] to [* * *] or for [* * *]. [* * *] is not subject to [* * *] of [* * *], relating to or [* * *].

Section 2.15 Compliance with Laws; Permits.

(a)
Seller is and has at all times in the [* * *] been, in compliance with all Laws applicable to the operation, use, occupancy or ownership of the Purchased Assets or the conduct of the Business. Seller has not received written notice from any Governmental Body of any failure to comply with any Law applicable to the conduct of the Business or the ownership and use of the Purchased Assets, and Seller has no Knowledge of, any failure by Seller to comply with any such Law. There is [* * *] or, to the [* * *], [* * *] related to the [* * *] of the [* * *] or the [* * *] and use of the [* * *].
(b)
Section 2.15(b) of the Disclosure Schedule contains a complete and accurate list of each Permit held by Seller in the past [* * *] that relates to the Business. Each Permit listed or required to be listed in Section 2.15(b) of the Disclosure Schedule is valid and in full force and effect. [* * *]:
(i)
Seller is, and has been, in full compliance with all of the terms and requirements of each Permit identified or required to be identified in Section 2.15(b) of the Disclosure Schedule;
(ii)
no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit identified or required to be identified in Section 2.15(b) of the Disclosure Schedule or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit identified or required to be identified in Section 2.15(b) of the Disclosure Schedule;
(iii)
Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit identified or required to be identified in Section 2.15(b) of the Disclosure Schedule or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit identified or required to be identified in Section 2.15(b) of the Disclosure Schedule; and

(iv) all applications required to have been filed for the renewal of each

Permit identified or required to be identified in Section 2.15(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.

The Permits identified in Section 2.15(b) of the Disclosure Schedule collectively constitute all of the Permits necessary to enable Seller to lawfully conduct and operate the Business and to own and use its assets in the manner in which it currently owns and uses such assets. Seller currently maintains all Permits identified or required under the terms of the Material Contracts to which it is party.

Section 2.16 Environmental Matters. [* * *]:

(a)
The operations of the Business are currently and have for the past [* * *] been in compliance in all material respects with all applicable Environmental Laws and all licenses and permits issued pursuant to Environmental Laws or otherwise (“Environmental Permits”).
(b)
Seller has obtained and currently maintains all material Environmental Permits required under all applicable Environmental Laws necessary to operate the Business. All such Environmental Permits are listed on Section 2.16(b) of the Disclosure Schedule.
(c)
Seller is not the subject of any outstanding written Order or Contract with any Governmental Body or other Person respecting any Environmental Laws or any Release or threatened Release of a Hazardous Material relating to or affecting the Business.
(d)
Seller has not received any written communication alleging either that it may be in violation of any Environmental Law or Environmental Permit or that it may have any Liability under any Environmental Law relating to or affecting the Business and which remains unresolved.
(e)
Seller has not received any request for information from any Governmental Body regarding the Business, or any current or former owned or leased real properties or any offsite disposal facilities used by the Business.
(f)
Seller has not incurred, assumed or undertaken any contingent Liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) that could reasonably give rise to material Liability under Environmental Laws.
(g)
Seller has delivered to Purchaser all material environmental audits, site assessment reports, and results of environmental investigations that have been performed with respect to the Business or the properties where the Business has been conducted that are in Seller’s possession.

Section 2.17 Insurance. Section 2.17 of the Disclosure Schedule includes a complete and correct list and description, including policy number, coverage and deductible, of all insurance policies owned by Seller relating to the Business, the Purchased Assets or the Assumed Liabilities, complete copies of which policies have previously been delivered to Purchaser by Seller. Such policies are in full force and effect, all premiums due thereon have been paid and Seller is not in default thereunder. Such insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. Seller has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the Knowledge of Seller, is there any basis for any such action. Section 2.17 of the Disclosure Schedule also contains a list of all pending claims and any claims in the past [* * *] with any insurance company by Seller relating to the Business, the Purchased Assets or the Assumed Liabilities and any instances within the previous [* * *] of a denial of coverage relating to the Business, the Purchased Assets, or the Assumed Liabilities by any insurance company.

Section 2.18 Real Property.

(a)
Neither Seller, nor any of Seller’s current or former Affiliates, owns or has ever owned any real property used in the Business [* * *].
(b)
Section 2.18(b) of the Disclosure Schedule sets forth a list of all leases, subleases, licenses, or other written agreements, including all amendments, modifications and supplements thereto, pertaining to real property leased, subleased, licensed to, or otherwise used or occupied by Seller for the conduct of the Business pursuant to which Seller is a tenant as of the date of this Agreement other than the Cupertino Lease (each a “Real Property Lease,” such real property leased thereunder, the “Leased Real Property”). [* * *] also [* * *] for each [* * *]: (i) the [* * *], and (ii) the [* * *] for such [* * *]. Seller has made available to Purchaser true, correct and complete copies of the Real Property Leases including all amendments and modifications thereto.
(c)
[* * *],
(i)
each Real Property Lease is valid and binding on Seller, in full force and effect, and enforceable in accordance with its terms, subject to the Equity Exception; and there are no existing defaults or any events that with passage of time or the giving of notice, or both, would constitute an event of default by Seller or any Affiliate under any Real Property Lease or, to the Knowledge of Seller, by any other party to any Real Property Lease;
(ii)
all Improvements included in the Leased Real Property are in good operating condition and repair (ordinary wear and tear excepted, and except for ordinary routine maintenance and repairs that are not material in nature or cost), and no portion of any Leased Real Property has suffered any damage by fire or other casualty which has not been completely repaired and restored;

(iii)
there are no written or oral leases, subleases, licenses, concessions, occupancy rights or other Contracts by Seller granting to any Person other than Seller the right to use or occupy any Leased Real Property, and there is no Person in possession or occupancy of any Leased Real Property other than Seller;
(iv)
the current use and occupancy of the Leased Real Property and the operation of the Business as currently conducted and as currently planned to be conducted thereon do not violate any zoning ordinance, easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the Leased Real Property or other Law related to the operation of the Leased Real Property, and Seller has not received any written notice thereof;
(v)
the [* * *] of [* * *] in the [* * *] are [* * *] of [* * *] other than [* * *];
(vi)
no leasing or brokerage commission is payable by Seller as a result of the assignment or subleasing of any Real Property Lease to Purchaser;
(vii)
there are no material repairs, renovations or improvements currently ongoing, planned or necessary for the continued use of each Leased Real Property and no such material repairs, renovations or improvements have been completed in the prior [* * *]; and
(viii)
Seller has not sought or obtained any waiver or deferral of any rent payment, real property Taxes, utilities or other expenses related to the Leased Real Property.

(d) The Leased Real Property constitutes (i) all of the real property currently used or occupied by Seller or the Business and (ii) all of the real property reasonably necessary for the operation of the Business.

Section 2.19 Accounts Receivable and Payable; Inventory.

(a) All Accounts Receivable of the Business reflected on the Financial Information and all Accounts Receivable of the Business arising subsequent to the date of the Financial Information have arisen in the Ordinary Course, are the result of bona fide, arms’ length transactions in the Ordinary Course, represent legal, valid, binding and enforceable obligations owed to Seller, subject only to consistently recorded reserves for bad debts set forth on the Financial Information and will be collectible by Seller without any contests, claims, counterclaims or set-offs. All such reserves were and are adequate and consistent in extent with the reserves previously maintained by Seller in the Ordinary Course and determined in accordance with GAAP. The Financial Information provided by Seller is, in all material respects, true and complete, consistent with past practice, and fairly presents the financial condition of the Business for the periods covered.

(b)
All accounts payable reflected on the Financial Information and all accounts payable arising subsequent to the date of the Financial Information have arisen in the Ordinary Course, are the result of bona fide transactions in the Ordinary Course, and have been paid or are not yet due and payable, except for accounts payable that are being disputed in good faith in an appropriate manner and for which there are adequate reserves on the Financial Information, or, with respect to accounts payable arising after the date of the Financial Information, on the accounting records of the Business.
(c)
[* * *]. All Inventory (i) is and has been (A) properly packaged and labeled, (B) new, (C) compliant with all Laws, and (D) in conformity with any customer Contracts for which it was ordered which contained requirements for such Inventory; (ii) has consisted of a quality usable and salable in the Ordinary Course; (iii) has not included any damaged or defective items; and (iv) has not included any obsolete items net of the reserve on the Financial Information. No Inventory is held on a consignment basis. Quantities of Inventory are not excessive and reflect levels that are reasonable in the Ordinary Course. All Inventory has been valued at the [* * *] (determined by the [* * *]) or [* * *]. Since [* * *], Seller has continued to replenish Inventory and to dispose of aging Inventory in the Ordinary Course. All Inventory, other than inventory-in-transit, is held at the Leased Real Property. Attached as Section 2.19 of the Disclosure Schedules is a true, correct, and complete listing of all Inventory of Seller as of [* * *].

Section 2.20 Customers and Suppliers.

(a)
Set forth on Section 2.20(a) of the Disclosure Schedule is a complete and correct list of the [* * *] largest customers (the “Top Customers”) and the [* * *] largest suppliers (the “Top Suppliers”) (measured by dollar volume of invoiced amounts from any customer or payments made to any supplier) of the Business during the fiscal years ended on [* * *] and [* * *] and for the [* * *] period ended [* * *] and the aggregate dollar value of payments made to such Top Supplier or invoiced amounts from such Top Customer, in each case, during each such period.
(b)
[* * *], (i) [* * *] or [* * *] has [* * *] or [* * *] or, to the [* * *], [* * *] or otherwise [* * *], the [* * *] of its [* * *] with the [* * *] and (ii) to the [* * *], no [* * *] or [* * *] has [* * *], [* * *] from, or [* * *] to [* * *]. [* * *] has [* * *] that any [* * *] or [* * *] intends to [* * *] or otherwise [* * *] of its [* * *] with [* * *]. There is [* * *] with any [* * *] or [* * *].

Section 2.21 Related Party Transactions. [* * *], since [* * *], Seller has not loaned or borrowed any amounts to or from, and Seller has no outstanding Indebtedness or other similar obligations to or from, any Affiliate of Seller or any officer, manager, director, employee, member, shareholder, or partner of any of them, in each case, related to the Business. [* * *], since [* * *], neither Seller nor any Affiliate of Seller nor any officer, manager, director, employee, member, shareholder or partner of any of them (i) has owned any direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, distributor, customer, landlord, tenant, creditor or debtor of the Business, (B) engaged in a business related to the Business, or (C) a participant in any material transaction related to the Business to which Seller has been a party or (ii) has been a party to any Contract with the Business or engaged in any transaction or business with the Business. Seller has no Contract or understanding with any officer, manager, director, employee, member, shareholder or partner of Seller, or any Affiliate of any such Person that relates, directly or indirectly, to the subject matter of any Transaction Document or the consideration payable thereunder or that contains any terms, provisions or conditions relating to the entry into or performance of any Transaction Document by Seller.

Section 2.22 Brokers Fees. [* * *], Seller has no Liability to pay any fees, commissions or other amounts to any investment banker, broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 2.23 Absence of Certain Business Practices; Anti-Corruption Laws; Import and Export Laws.

(a)
[* * *], neither Seller, nor any Affiliate or agent of Seller, and no other Person acting on behalf of or associated with Seller, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer or supplier of the Business, or any employee or agent of any customer or supplier of the Business; or (b) directly or indirectly given or agreed to give any money, gift, bribe, kickback or similar benefit to any customer or supplier of the Business, any employee or agent of any customer or supplier the Business, any official or employee of any Governmental Body, or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the Business (or assist the Business in connection with any actual or proposed transaction), in each case which (i) may subject the Business to any damage or penalty in any Legal Proceeding, (ii) if not given in the past, may have had an adverse effect on the Purchased Assets or the Business, or (iii) if not continued in the future, may adversely affect the Purchased Assets or the Business.
(b)
Seller has not taken, and none of its employees, agents, advisors, consultants, representatives, or others for whom any of them may have responsibility taken, any action, directly or indirectly, with respect to the Business that constitutes a breach or an alleged breach by such Persons of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable Laws relating to bribery or corruption, including the UK Bribery Act 2010, and legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials (the “Anti-Corruption Laws”). Seller has conducted the Business in compliance with the FCPA and the other Anti-Corruption Laws and has retained, and will continue to retain, accurate books and records and has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith.

(c) The Business is and has been in compliance with Export Controls and Trade Laws and all applicable Laws relating to any import or export of any inventory, equipment, materials or other supplies or goods purchased or sold or otherwise provided to or obtained by the Business. No assets of Seller related to the Business have been subject to any seizure, detention, audit, compliance assessment, focused assessment, or Legal Proceeding for alleged or actual violation of Export Controls and Trade Laws, including underpayment of import or export duties, Taxes or fees. No employee of the Business is or has been identified on any Restricted Person List as applicable to Seller. Since [* * *], the Business has not been subject to any suspension of import or export privileges or made or provided any materially false statement or omission to any Governmental Body or to any customer in connection with the importation or exportation of Alzet Products.

Section 2.24 Product Matters; Warranties. [* * *]:

(a)
During the past [* * *], Seller has not received notice from any Person (including any Governmental Body) of any actual or alleged Liabilities arising from any actual or alleged injury to Persons, damage to property or other loss as a result of the consumption, ownership, possession, or use of any Alzet Product.
(b)
There [* * *], and for [* * *], there [* * *], [* * *], or [* * *] by any [* * *] or any [* * *] for the [* * *] (including any [* * *]), [* * *], or [* * *] of or other [* * *] with respect to [* * *].
(c)
[* * *], [* * *] has not, [* * *], made [* * *] as to the [* * *], or [* * *], and there is [* * *] or, to the [* * *], [* * *] any [* * *] of any [* * *]. [* * *], or [* * *] in the [* * *] have been [* * *] with [* * *].
(d)
[* * *] the terms of [* * *] or similar items [* * *] for any [* * *] of the [* * *]. [* * *], during the [* * *] there have [* * *], and there are [* * *], nor to [* * *], [* * *] under or pursuant to any [* * *], [* * *], on the [* * *] to the [* * *] by the [* * *] where such [* * *] ([* * *] in a [* * *]) is in [* * *] or that are [* * *] to in the Financial Information and that are [* * *] in the [* * *] in accordance with [* * *]. [* * *] by the [* * *] (whether [* * *]) have been [* * *] with [* * *] and, in all [* * *], with all [* * *], and [* * *] has not, and shall not have any, [* * *] from any [* * *], except for [* * *] which are [* * *] and in [* * *] and not required by [* * *] to be [* * *] for in the

[* * *]. [* * *], no [* * *] related to the [* * *] with any [* * *] contains any [* * *] of the [* * *] that would [* * *]. Set forth in [* * *] is the [* * *] incurred by [* * *] during [* * *]. To [* * *], there is [* * *] in the [* * *] of the [* * *] as a [* * *].

Section 2.25 No Other Representation and Warranties. Except for the representations and warranties contained in this Article II, (a) neither Seller nor any of its representatives (or any other Person) makes, or has made, any representation or warranty relating to Seller or the Business or otherwise in connection with this Agreement or the transactions contemplated hereby, and (b) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Purchaser or any of its Affiliates or their representatives of any of the foregoing are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the following statements are true, correct and complete.

Section 3.1 Organization. Purchaser is duly organized, validly existing and in good standing under the Laws of the state of its organization or formation, and has all requisite limited liability company or corporate power and authority to own, lease and operate its properties and to carry on its business. Purchaser is duly qualified or authorized to do business as a foreign company and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

Section 3.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement and Transaction Documents to which Purchaser is a party have been duly authorized by all necessary action by or on behalf of Purchaser. Purchaser has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which Purchaser is or will be a party has been or will be duly and validly executed and delivered and constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 3.3 Conflicts; Consent of Third Parties. Neither the [* * *] of [* * *] and the [* * *] to which [* * *], nor the [* * *]

, will, with or without [* * *] (a) [* * *] with, or [* * *] of, [* * *] of the [* * *] or (b) [* * *] with, [* * *], result in the [* * *], or [* * *] under, result in an [* * *], or create [* * *], any [* * *] to which [* * *] is a [* * *] or by which [* * *] or their respective [* * *].

Section 3.4 Brokers Fees. Purchaser does not have any Liability to pay any fees, commissions or other amounts to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except for a finder’s fee owed to [* * *], which shall be paid in full by Purchaser in connection with Closing.

Section 3.5 No Proceedings. No suit, action or other proceeding is pending before any Governmental Body seeking to restrain or prohibit Purchaser from entering into this Agreement or to prohibit the Closing or the performance of any other obligation hereunder.

Section 3.6 R&W Policy. Purchaser has obtained the R&W Policy, a true, correct, and complete copy of which has been provided to Seller.

Section 3.7 Adequacy of Funds. Purchaser has sufficient funds and available credit facilities available to it to permit Purchaser to consummate the transactions contemplated hereby, including payment in full of the aggregate Transaction Consideration required to be paid at the Closing and all fees, costs and expenses related to the transactions contemplated hereby.

Section 3.8 Independent Investigation. Purchaser acknowledges and agrees (for itself and on behalf of its Affiliates and representatives of any of the foregoing) that it has conducted and completed its own investigation, analysis and evaluation of Seller, that it has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Business as it has deemed necessary or appropriate, that it has had the opportunity to request all information it has deemed relevant to the foregoing from Seller and has received responses it deems adequate and sufficient to all such requests for information, and that in making its decision to enter into this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, it has relied solely on its own investigation, analysis and evaluation of the Business and its financial condition, business, results of operations, properties, assets, Liabilities, and prospects and the representations and warranties made by Seller herein. Purchaser acknowledges and agrees (for itself and on behalf of its Affiliates and representatives of any of the foregoing) that, as of the date of this Agreement, Purchaser and its representatives have received adequate access to the personnel, books and records, facilities, equipment, Contracts and other assets of the Business that Purchaser and its representatives, as of the date of this Agreement, have requested access to and have had adequate opportunity to meet with the management and other representatives of Seller and to discuss the financial condition, business, results of operations, properties, assets, Liabilities, and prospects of the Business.

Section 3.9 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, neither Purchaser nor any of its representatives (or any other Person) makes, or has made, any representation or warranty relating to Purchaser or its business or otherwise in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV
COVENANTS

Section 4.1 Further Assurances; Litigation Support.

(a)
From and after the Closing until the date that is [* * *] after the Closing Date, if any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request; provided, however, that Purchaser shall not be required to incur any out-of-pocket expense in connection therewith if it may be entitled to indemnity in connection therewith. Seller shall cooperate with Purchaser to encourage each lessor, licensor, customer, supplier or other business associate of the Business to maintain the same business relationships with the Business after the Closing as it maintained with the Business prior to the Closing, at [* * *].
(b)
From and after the Closing, in the event and for so long as Purchaser actively is involved in, contesting or defending against any Legal Proceeding in connection with any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction involving the Business, Seller shall cooperate reasonably with Purchaser and Purchaser’s counsel in such involvement, contest or defense, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such contest or defense, [* * *] (unless [* * *]). The above notwithstanding, Seller (including its Affiliates, agents, representatives and professionals) shall not be required to provide more than [* * *] of assistance to Purchaser (or Purchaser’s counsel) in connection with any Legal Proceeding.
(c)
Each party shall, [* * *], use commercially reasonable efforts to obtain the consent of the landlord (the “Landlord”) for the property leased under the Vacaville Lease to the assignment of the Vacaville Lease by Seller to Purchaser, including by promptly signing the Landlord’s reasonable commercial consent form (the “Landlord Consent”) and providing requested financial information. Purchaser’s efforts shall include providing a guaranty of the Vacaville Lease from Lafayette Instrument Company on a form reasonably acceptable to Landlord. To the extent the Landlord Consent does not include an assignment of the Vacaville Lease from Seller to Purchaser, concurrently with the Landlord Consent, the parties shall enter into a separate assignment of the Vacaville Lease from Seller to Buyer in commercially reasonable form that is consistent with the terms and conditions of this Agreement, and thereafter the Vacaville Lease will be deemed to be a Purchased Asset with no further actions required by the Parties.

Section 4.2 Mail; Payments; Receivables. From and after the Closing, Seller shall refer to Purchaser all customer, supplier, employee or other inquiries or correspondence received by any of them or any of their Affiliates relating to the conduct of the Business after the Closing Date, the Purchased Assets or the Assumed Liabilities. From and after the Closing, Seller shall remit to Purchaser all payments and invoices received by it or any Affiliate thereof that relate to the

Business or Purchased Assets (including accounts receivable) within [* * *] after its receipt thereof.

Section 4.3 Public Announcements; Confidentiality.

(a)
Unless otherwise required by applicable Law, neither Party shall, nor shall either Party cause its Affiliates, agents, representatives and professionals to, make any disclosure or public announcements in respect of this Agreement or the transactions contemplated hereby (including price and terms) or otherwise communicate with any news media without the prior written consent of the other Party. The above notwithstanding, the Parties acknowledge that (i) the information set forth in this Agreement and the Transaction Documents may include material nonpublic information concerning Seller, (ii) Seller has developed compliance procedures regarding the use of material non-public information, and (iii) Seller will handle such material non-public information in accordance with applicable requirements of Law, including applicable federal, state or provincial securities laws, rules and regulations. Notwithstanding the foregoing, nothing in this Agreement shall restrict the ability of Buyer from providing information to its Affiliates and their respective current, former or prospective investors on a confidential basis.
(b)
From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its best efforts to cause its or their representatives to hold, in confidence (and not disclose or provide access to any other Person) any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (i) is generally available to and known by the public through no fault of Seller or any of its Affiliates or representatives (including any breach of this Agreement); (ii) is lawfully acquired by Seller or any of its Affiliates or representatives from and after the Closing from sources unrelated to Seller which sources are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (iii) was or becomes available to Seller or its Affiliates or representatives after the Closing from a source other than Purchaser, which source, to Seller’s knowledge, is not prohibited from disclosing the information to Seller by a contractual or legal obligation owed to Purchaser, or (iv) was purchased by Seller, its Affiliates or representatives, or on their behalf without reference to Purchaser’s confidential information, as shown by records and other competent evidence prepared contemporaneously with such independent development. If Seller or any of its Affiliates or representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed; provided, however, that Seller shall use its best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
(c)
From and after the Closing, Purchaser shall, and shall cause its Affiliates to, hold, and shall use its best efforts to cause its or their representatives to hold, in confidence (and not disclose or provide access to any other Person) any and all information, whether written or oral, concerning Seller that does not relate to the Business, except to the extent that Purchaser can show that such information (i) is generally available to and known by the public through no fault of Purchaser or any of its Affiliates or representatives (including any breach of this Agreement); (ii) is lawfully acquired by Purchaser or any of its Affiliates or representatives from and after the Closing from sources unrelated to Purchaser which sources are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (iii) was or becomes available to Purchaser or its Affiliates or representatives from a source other than Seller, which source, to Purchaser’s knowledge, is not prohibited from disclosing the information to Purchaser by a contractual or legal obligation owed to Seller, or (iv) was independently developed or purchased by Purchaser, its Affiliates or representatives, or on its behalf without reference to Seller’s confidential information, as shown by records and other competent evidence prepared contemporaneously with such independent development. If Purchaser or any of its Affiliates or representatives are compelled to disclose any information concerning Seller that does not relate to the Business by judicial or administrative process or by other requirements of Law, Purchaser shall promptly notify Seller in writing and shall disclose only that portion of such information which Purchaser is advised by its counsel in writing is legally required to be disclosed; provided, however, that Purchaser shall use its best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 4.4 Tax Covenants.

(a)
All transfer, sales and use, value added, registration, documentary, stamp, recording and similar Taxes (including any penalties, interest, additions to Tax and costs and expenses relating to such Taxes, but excluding any transfer gains Taxes), whether for real or personal property, imposed in connection with the transaction that occurs pursuant to this Agreement (collectively, “Transfer Taxes”) shall be borne [* * *] and [* * *]. The Person responsible under applicable Law to file any Tax Return or other document with respect to any Transfer Taxes or fees payable under this Section 4.4(a) shall file such Tax Return or other document, and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns. The Person who makes such filing shall deliver copies of all such Tax Returns with respect to the Transfer Taxes to the other party, and such other non-filing party shall pay the Person who makes the filing [* * *] of the [* * *].
(b)
All Taxes and Tax Liabilities with respect to the income or operations of the Business or the ownership of the Purchased Assets that relate to the Overlap Period shall be apportioned between Seller, on the one hand, and Purchaser, on the other hand, as follows: (i) in the case of ad valorem or other property Taxes, on a per diem basis; and (ii) in the case of income, sales and use and withholding Taxes, employment Taxes, or other Taxes based on or measured by income, receipts or profits, as determined from the closing of the books and records of Seller and the Business at the close of business on the Closing Date.
(c)
After the Closing Date, Purchaser and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Tax Returns for Pre-Closing Tax Periods) relating to the Business or the Purchased Assets as is reasonably necessary for the preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment. Upon reasonable notice, Seller and Purchaser shall make its employees and facilities available on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder. Any request for information or documents pursuant to this Section 4.4(c) shall be made by the requesting party in writing. The other party hereto shall promptly (and in no event later than [* * *] after receipt of the request) provide the requested information. The requesting party shall indemnify the other party for any out-of-pocket expenses incurred by such party in connection with providing any information or documentation pursuant to this Section 4.4(c). Any information obtained under this Section 4.4(c) shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest.

Section 4.5 Non-Competition; Non-Solicitation.

(a)
Seller acknowledges that it is familiar with the trade secrets and other confidential information of the Business. Therefore, and in further consideration of the compensation to be paid to Seller hereunder, Seller agrees to the covenants set forth in this Section 4.5 and acknowledges that Purchaser would not have entered into this Agreement but for Seller’s agreement to the restrictions set forth in this Section 4.5.

(b)
For a period of [* * *] from and after the Closing Date, Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, lend to, own any debt or equity security of, permit its, his or her name to be used by, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporate or other business organization) or otherwise assist in any manner any Person in any Competing Business in the Restricted Territory; provided, however, that nothing herein shall prohibit Seller from being a passive beneficial owner of [* * *] of the outstanding stock of any publicly-traded corporation.
(c)
For a period of [* * *] from and after the Closing Date, Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly: (i) induce or attempt to induce any Business Employee of Seller (as defined in Section 4.7) who becomes an employee or consultant of Purchaser or any Affiliate thereof (collectively, the “Purchaser Parties”) upon the Closing to leave the employ of, or engagement with, any of the Purchaser Parties, or in any way interfere with the relationship between any of the Purchaser Parties and such Business Employees or consultants (provided, however, that the provisions of this Section 4.5(c)(i) shall not preclude solicitation (but not hiring) in the form of the placement of a general advertisement or other solicitation of a general nature, in either case, not targeted at any of the foregoing), (ii) hire or engage any Business Employees without the prior written consent of Purchaser or (iii) induce or attempt to induce any person or entity who is or was within [* * *] prior to the Closing a customer, supplier, licensee, licensor, franchisee or other business relation of the Business to cease doing business with any of the Purchaser Parties, or in any way intentionally interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and any of the Purchaser Parties; provided, that, Seller shall be entitled to continue ongoing relationships in the Ordinary Course of business with any customer, supplier, licensee, licensor, franchisee or other business relation of the Business. The officers and directors of Seller shall not, and shall cause its Affiliates not to, make or publish any statement or communication which is disparaging, negative or unflattering with respect to any of the Purchaser Parties, or any of their respective Affiliates, members, officers, managers, directors, employees or agents, provided, that the foregoing shall not apply to (A) any compelled testimony or production of information required by Law or requested by judicial or regulatory process to be disclosed or (B) any disclosure that such Person reasonably believes, after consultation with counsel, to be legally required by applicable Law. Additionally, the officers and directors of Purchaser shall not, and shall cause its Affiliates not to, make or publish any statement or communication which is disparaging, negative or unflattering with respect to Seller, or any of its Affiliates, members, officers, managers, directors, employees or agents, provided, that the foregoing shall not apply to (X) any compelled testimony or production of information required by Law or requested by judicial or regulatory process to be disclosed or (Y) any disclosure that such Person reasonably believes, after consultation with counsel, to be legally required by applicable Law.

(d)
[* * *] hereto [* * *] that [* * *] and [* * *], [* * *] would [* * *] from a [* * *] by [* * *] and that [* * *] would not be [* * *] for any [* * *]. Therefore, [* * *], [* * *] and each of [* * *] or their [* * *], in addition to other [* * *] in their [* * *], shall be [* * *] and other [* * *] from a [* * *] in order to [* * *], or prevent any [* * *], the [* * *] (without [* * *] and at the [* * *], including [* * *]). The [* * *] shall be [* * *] of any other [* * *], and the [* * *], whether [* * *] or otherwise, shall [* * *] to the [* * *] of any [* * *] in [* * *]. [* * *] has [* * *] to the [* * *], and such [* * *] therefore are [* * *] or otherwise [* * *].
(e)
If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 4.5 to be invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope or area permitted by Law. In addition, in the event of an alleged breach or violation by Seller of this Section 4.5, the [* * *] period described in clauses (b) and (c) above shall be tolled with respect to Seller until such breach or violation has been duly cured. Seller agrees that the restrictions contained in this Section 4.5 are reasonable.

Section 4.6 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction (collectively, “Bulk Sales Laws”) that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser, it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any Bulk Sales Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 4.7 Employees and Employee Benefits.

(a)
On the Closing Date, Seller shall terminate all employees of the Business set forth in Section 4.7(a) of the Disclosure Schedule (the “Business Employees”) who accept employment with Purchaser or its Affiliates. Seller shall retain inactive employees and continue to provide their benefits for a period long enough for them to qualify for LTD, with Purchaser’s agreement to offer them employment if they present themselves in the meantime. No later than [* * *] prior to the Closing Date, Purchaser shall offer employment, on an “at will” basis (except as may be provided in the Employment Agreement), to all of the Business Employees upon the same or substantially similar terms and conditions of employment so as to not cause a “mass layoff” or “plant closing” under WARN, with employment to commence the day after the Closing Date. Each offer shall provide that the Business Employee has until the Closing Date to accept, or the offer shall be deemed withdrawn. All Business Employees who accept such offers of employment are the “Transferred Employees”. The Transferred Employees shall be provided service credit for employment with Seller for purposes of FMLA, USERRA, other leaves and as otherwise provided in paragraph (e)(i) immediately below. Seller shall use commercially reasonable efforts to retain the workforce and cooperate with Purchaser’s efforts to cause all Business Employees to accept offers of employment by the Closing Date.
(b)
Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor, or consultant of the Business, including hourly pay, commission, bonus, incentive plan payments, salary, vacation pay, holiday pay, fringe, pension or profit sharing benefits, change-of-control payment, retention payment or severance pay for any period of service with Seller at any time on or prior to the Closing, and Seller shall pay all such amounts to all entitled persons on or prior to the Closing, except to the extent that any such amounts are included as current Liabilities in Net Working Capital. Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever, for any Employment Law claims arising out of pre-Closing employment with Seller.
(c)
Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident, or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors, or consultants of the Business or the spouses, dependents, or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing, including under the Business Employee Benefit Plans. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors, or consultants of the Business which relate to events occurring on or prior to the Closing. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.
(d)
Seller waives any rights under non-competition, non-solicitation and other restrictive covenant agreements with the Business Employees and hereby assign all rights under such agreements to Purchaser. Purchaser shall assume all immigration-related rights of Seller.
(e)
From and after the Closing, Purchaser shall offer to the Transferred Employees such benefit plans and arrangements that are substantially similar in the aggregate to benefits provided to similarly situated employees of Purchaser under Purchaser’s employee benefit plans. To the extent Purchaser elects to have the Transferred Employees participate in Purchaser’s employee benefit plans following the Closing Date, (i) each Transferred Employees will receive credit for purposes of eligibility to participate and vesting under such Purchaser employee benefit plans for the years of service with Seller prior to the Closing Date to the extent such service would have been provided under the comparable Business Employee Benefit Plan, and (ii) using commercially reasonable means, Purchaser will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any Purchaser employee benefit plans that are group health plans in which such Transferred Employees will participate to be waived and further, will use commercially reasonable measures to provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date. In each case, base salary or regular wages and target annual cash bonus or commission opportunity as of immediately prior to the Closing Date shall not be decreased for a period of [* * *] following the Closing Date for any Transferred Employee who continues to be employed by Purchaser. Nothing in this Section 4.7(e) shall prevent Purchaser from changing its compensation structure or employee benefit programs or obligate Purchaser to continue the employment of any Transferred Employee or provide any particular type or amount of compensation or benefits to any employee, including any Transferred Employee.

(f)
Seller and its ERISA Affiliates shall retain and perform all obligations under Section 4980B of the Code with respect to all employees of the Business and their covered dependents on the Closing. For the avoidance of doubt, it is understood that Seller shall indemnify and hold Purchaser harmless for any and all costs, Liabilities, and expenses with respect to M&A Qualified Beneficiaries (as such term is defined in Treasury Regulations Section 54.4980B-9) in connection with the transactions contemplated by this Agreement and the other Transaction Documents and arising under Part 6 of Title I of ERISA and Section 4980B of the Code.
(g)
Nothing in this Agreement or the other Transaction Documents confers upon any Transferred Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 4.7. Nothing in this Agreement or the other Transaction Documents shall limit the right of Purchaser to terminate or reassign any Transferred Employee after the Closing or to change the terms and conditions of his or her employment in any manner.

Section 4.8 Payment of Excluded Liabilities. Seller shall pay and discharge all of the Excluded Liabilities promptly and timely as they become due.

Section 4.9 Reserved.

Section 4.10 R&W Policy. Purchaser will not and will cause its Affiliates not to amend the subrogation waiver provisions contained in the R&W Policy benefitting Seller or otherwise amend or modify the R&W Policy in a manner adverse to Seller without the prior written consent of Seller. [* * *] shall [* * *] to be [* * *] of the [* * *] and the other [* * *] shall be [* * *] to be [* * *] by [* * *]. Purchaser shall not terminate or cause the termination of the R&W Policy without Seller’s prior written consent. Seller shall and shall cause its respective Affiliates and their respective representatives to assist and cooperate with Purchaser in a commercially reasonable manner in connection with any claim by Purchaser under, or recovery by Purchaser or any Affiliate thereof with respect to, the R&W Policy.

ARTICLE V

INDEMNIFICATION

Section 5.1 Indemnity Obligations of Seller. Subject to the limitations set forth herein, Seller covenants and agrees to defend, indemnify and hold harmless Purchaser and its Affiliates and the respective officers, managers, directors, employees, agents, advisers and representatives of the foregoing (collectively, and for the avoidance of doubt excluding Seller and any Affiliate thereof, the “Purchaser Indemnitees”), from and against, and to pay or reimburse Purchaser Indemnitees for, any and all claims, Liabilities, obligations, losses, fines, costs, proceedings or damages, including all reasonable fees and disbursements of counsel incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), based on, resulting from, arising out of or relating to:

(a)
any misrepresentation or breach of any representation or warranty of Seller contained in this Agreement or in any certificate or agreement delivered in connection herewith, it being understood that, in determining the existence of and amount of any Losses in connection with, a claim under this Section 5.1(a), all representations and warranties shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar qualification contained therein (as if such qualification were deleted from such representation or warranty);
(b)
any failure of Seller to perform any covenant or agreement made or contained in this Agreement, or fulfill any obligation in respect thereof;
(c)
any and all Seller Taxes; and
(d)
any Excluded Asset or Excluded Liability (including for the avoidance of doubt any and all of the Indebtedness of Seller and Seller Transaction Expenses);
(e)
any item set forth in Section 5.1(e) of the Disclosure Schedule.

Section 5.2 Indemnity Obligations of Purchaser. Purchaser covenants and agrees to defend, indemnify and hold harmless Seller from and against any and all:

(a)
Losses based on, resulting from, arising out of or relating to any misrepresentation or breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate or agreement delivered in connection herewith, it being understood that, in determining the existence of, and amount of any Losses in connection with, a claim under this Section 5.2(a), all representations and warranties shall be read without regard and without giving effect to any materiality or material adverse effect or similar qualification contained therein (as if such qualification were deleted from such representation or warranty); and/or
(b)
Losses based on, resulting from, arising out of or relating to any failure of Purchaser to perform any covenant or agreement made or contained in this Agreement, or fulfill any other obligation in respect thereof.

Section 5.3 Indemnification Procedures.

(a)
Third Party Claims. In the case of any claim asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. If the Indemnifying Party provides a written notice to the Indemnified Party within [* * *] after its receipt of notice of such claim that it will indemnify and hold the Indemnified Parties harmless from all Losses related to such Third Party Claim, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third Party Claim or any litigation with a third party resulting therefrom; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, (iii) the failure by any Indemnified Party to give notice of a Third Party Claim to the Indemnifying Party as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that, as a result of such failure to give notice, the Indemnifying Party is materially prejudiced, and (iv) the fees and expenses incurred by the Indemnified Party prior to the assumption of a Third Party Claim hereunder by the Indemnifying Party shall be borne by the Indemnifying Party. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all Liability with respect to such Third Party Claim. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume (or, if applicable, to maintain) control of the defense against a Third Party Claim if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction, specific performance or any other equitable or non-monetary relief against the Indemnified Party; (3) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (4) the Indemnifying Party fails to vigorously prosecute or defend such claim; or (5) the insurer under the R&W Policy exercises a right to defend or control such Third Party Claim. If the Indemnifying Party does not accept the defense of a Third Party Claim within [* * *] after receipt of the written notice thereof from the Indemnified Party described above, the Indemnified Party shall have the full right to defend against any such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any Third Party Claim and the records of each shall be reasonably available to the other with respect to such defense.
(b)
Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party will give the Indemnifying Party written notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within [* * *] of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such [* * *] period. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within [* * *] of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim.

Section 5.4 Survival. All representations and warranties contained in this Agreement shall survive the Closing until the [* * *] after the Closing Date; provided, however, that the [* * *] stated in [* * *], [* * *], [* * *], [* * *], [* * *], [* * *], [* * *], [* * *] and [* * *] shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus [* * *] (each of such sections a “Fundamental Rep”). All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, (a) any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant survival period and such claims shall survive until finally resolved and (b) any claim based on Fraud may be brought at any time.

Section 5.5 Certain Limitations. The indemnification provided for in Section 5.1 and Section 5.2 shall be subject to the following limitations:

(a)
Notwithstanding anything to the contrary contained in this Agreement, except with respect to a breach of a Fundamental Rep or claims based on Fraud, the maximum aggregate Liability of Seller, on the one hand, and Purchaser, on the other hand, for Losses (i) in respect of indemnification under Subsection 5.1(a), shall not exceed the amount recoverable by the applicable indemnitee pursuant to the R&W Policy, and (ii) in respect of indemnification under Subsections 5.1(b)-(d) and Section 5.2, shall be an amount equal to the Base Amount.
(b)
The Purchaser Indemnitees shall not be indemnified pursuant to Section 5.1(a) with respect to any Loss other than a Loss arising from a breach of any Fundamental Rep or Fraud.
(c)
Losses subject to indemnification hereunder shall exclude losses, damages, costs and expenses associated with (x) management time or overhead of any Purchaser Indemnitee, (y) any item taken into account in the final calculation of the Closing Statement, and (z) any and all punitive damages except to the extent actually awarded to a third party in a final, binding non-appealable judgment or in binding arbitration.
(d)
The amount of any Loss subject to indemnification hereunder shall be calculated net of (i) any insurance proceeds (net of reasonable and documented collection expenses, premium increases, copays and similar costs and expenses) actually received in cash by an Indemnified Party in respect of any such Loss (inclusive of the R&W Policy), and (ii) indemnity, contribution or other similar payment (net of collection expenses) actually collected by the Indemnified Party in respect of any such Loss (but for the avoidance of doubt, the existence of any possible or expected future recovery of insurance proceeds, indemnity, contribution or similar payment shall not delay the payment of Losses to any party seeking indemnification hereunder or delay the ability of any party to make a claim for indemnification hereunder); provided, if there is any such recovery of insurance proceeds, indemnity, contribution or similar payment by the Indemnified Party after the Indemnifying Party has paid such Loss (inclusive of the R&W Policy), the Indemnified Party shall promptly notify the Indemnifying Party thereof and pay over to the Indemnifying Party an amount equal to the difference between (x) the amount received by the Indemnified Party from the Indemnifying Party in respect of such Loss, less (y) the amount that would have been payable to the Indemnified Party by the Indemnifying Parties in respect of such Loss had such insurance proceeds or similar payment been received by the Indemnified Party prior to such payment by the Indemnifying Party.

(e) The Purchaser Indemnitees shall take, and cause their Affiliates to take, all reasonable steps to mitigate any Losses as required under applicable Law upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto. Any such costs of mitigation incurred by the Purchaser Indemnitees shall constitute Losses under this Agreement. The failure to mitigate if required hereby shall not result in the loss of any indemnification right, except to the extent that such failure to mitigate results in Losses that would otherwise have been avoided.

For the avoidance of doubt, the limitations set forth in this Section 5.5 shall not limit or inhibit in any way any Purchaser Indemnitee’s rights or remedies under the R&W Policy.

Section 5.6 R&W Policy. For any Losses potentially covered in whole or in part by the R&W Policy, a Purchaser Indemnitee shall use commercially reasonable efforts to obtain recovery for any such Losses under the R&W Policy prior to seeking recovery from Seller. Those efforts shall include using commercially reasonable efforts to contest any potential wrongful denial of coverage under the R&W Policy; provided, however, that no Purchaser Indemnitee shall be obligated to pursue a Legal Proceeding against any insurance carrier.

Section 5.7 Indemnification Payments to Purchaser Indemnitees. Any indemnification to which the Purchaser Indemnitees are entitled under: (i) Section 5.1(a) with respect to breach of a Fundamental Rep (other than any breach that constitutes Fraud) shall be satisfied (A) first, by application by Purchaser for recovery under the R&W Policy, if recovery is available thereunder up to the limits of the R&W Policy, and (B) second, if Purchaser’s application for recovery under the R&W Policy has been denied or Purchaser has not recovered under the R&W Policy the full amount of indemnifiable Losses by the [* * *] anniversary of Purchaser’s application for recovery thereunder, by wire transfer of immediately available funds from Seller to an account designated in writing by the applicable Purchaser Indemnitees, within [* * *] after the later of the date of such [* * *] anniversary (or, if earlier, the date of such denial); and (ii) Section 5.1(a) with respect to Fraud or any other provision of this ARTICLE V shall be made as a payment to the Purchaser Indemnitees from Seller in immediately available funds by wire transfer to a bank account to be designated by Purchaser.

Section 5.8 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Transaction Consideration to the extent permitted by applicable Law.

Section 5.9 Sole Remedy. Except for claims based upon Fraud, as provided in Section 1.5 or Section 6.15, the indemnification provided for in this ARTICLE V shall be the sole remedy of the Parties for monetary damages with respect to breaches of this Agreement. For the avoidance of doubt, the limitations set forth in this Section 5.9 shall not limit or inhibit in any way any Purchaser Indemnitee’s rights or remedies under the R&W Policy.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 6.1(a):

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Alzet Products” means the [* * *], together with any [* * *] that are [* * *] and are [* * *] as of [* * *].

“Base Amount” means $17,500,000.00.

“Books and Records” means all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, personnel files of the Transferred Employees (but excluding employee medical files), customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Body), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files for [* * *] prior to the Closing Date that relate primarily or exclusively to, or are necessary for, the continued conduct of the Business, the Purchased Assets or the Assumed Liabilities.

“Business Day” means any day of the year on which national banking institutions in the city of New York are open to the public for conducting business and are not required or authorized to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.

“Closing Cash Consideration” means an amount equal to (i) the Base Amount, minus (ii) the Adjustment Escrow Amount, minus (iii) the amount, if any, by which the Estimated Net Working Capital is less than the Net Working Capital Collar, plus (iv) the amount, if any, by which the Estimated Net Working Capital is greater than the Net Working Capital Collar, minus (v) the Seller Transaction Expenses Closing Payment Amount, minus (vi) the amount of Indebtedness paid off or discharged, at Seller’s sole discretion, at Closing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Compensation” means, with respect to any Person, all salaries, commissions, compensation, consulting fees, bonuses, benefits or other remuneration of any kind or character whatever (including issuances or grants of equity interests), required to be made or that have been made directly or indirectly by Seller or any Affiliate thereof to such Person or Affiliates of such Person.

“Competing Business” means [* * *].

“Consent” means any [* * *], any [* * *], including any [* * *].

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

“Customer License” means any Contract granting a non-exclusive license of Intellectual Property Assets granted to the customers of Seller in the Ordinary Course.

“Disregarded Entity” means an entity that is disregarded as separate from its owner within the meaning of Treasury Regulation Sections 301-7701-2(c)(2)(i) and 301-7701-3(b)(1)(ii).

“DOL” means the United States Department of Labor.

“Employee Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of ERISA, and (ii) any other compensation and/or employee benefit agreement, arrangement, program or payroll practice, whether or not subject to ERISA (including severance pay, other termination benefits or compensation, vacation pay, salary, company awards, stock option, stock purchase, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, dental insurance, vision insurance, life insurance, scholarship programs, any fringe benefits (whether taxable or not) and any employment or other service agreement) (whether funded or unfunded, written or oral, qualified or nonqualified), which is or has been sponsored, maintained or contributed to or required to be contributed to by Seller or any ERISA Affiliate within the last [* * *] for the benefit of any employee, leased employee, director, officer, shareholder or independent contractor (in each case either current or former) of Seller or any ERISA Affiliate.

“Employment Law(s)” means foreign, federal, state or local statute, regulation, ordinance, or rule of common law pertaining to employment and employment practices to the extent they relate to the employees, consultants and independent contractors of the Business, including: the Fair Labor Standards Act; the Occupational Safety and Health Act; the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; the National Labor Relations Act; the Americans with Disabilities Act; the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964; the Genetic Information Nondiscrimination Act; the Pregnancy Discrimination Act; 42 U.S.C. §§1981-1986; the Employee Polygraph Protection Act; the Equal Pay Act; the Fair Credit Reporting Act; the Family and Medical Leave Act; the Uniformed Service Employment and Reemployment Rights Act; the Families First Coronavirus Response Act; the CARES Act;

the Immigration Reform and Control Act; the Employee Retirement Income Security Act; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Florida Civil Rights Act; the Florida Whistleblower Protection Act; the Florida Minimum Wage Act; Section 440.205, Fla. Stat.; and all other laws regarding terms and conditions of employment, workers’ compensation, classification of employees as exempt from overtime and minimum wage, classification of workers as independent contractors or employees, fair labor standards, terms and conditions of employment, payment of wages and hours of work, retention and access to personnel and employment records, separation of medical and genetic information from other employment records, occupational safety and health (including worker exposure to Hazardous Materials), equal employment opportunity, discrimination, harassment, retaliation, labor relations, accommodation of religion and disability, equal pay, fair credit reporting, leaves of absence; immigration, background checks, drug testing, employment applications, employee notices, benefits, payment of payroll taxes, workplace posting and the payment and withholding of taxes and other sums as required by each applicable Governmental Body.

“Environmental Claim” means any Legal Proceeding, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law(s)” means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or previously in effect in any way or any other legally binding requirement relating to the environment, natural resources or protection of human health and safety (as it relates to exposure to Hazardous Materials) including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Right-To-Know Act (42 U.S.C. § 11101 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.) (including the Resource Conservation and Recovery Act), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300(f) et seq.), the Lead-Based Paint Exposure Reduction Act (42 U.S.C. § 2681 et seq.), and all Laws of a similar nature, and the rules and regulations promulgated pursuant thereto, each as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“Escrow Agent” means [* * *].

“Export Controls and Trade Laws” means, as applicable to Seller, all U.S. export controls and economic and trade sanctions Laws, including the Arms Export Control Act (22 U.S.C.A. § 2278), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the customs Laws of the United States (19 U.S.C. § 1 et seq.), the U.S. Customs and Border Protection regulations (19 C.F.R. Title 19, Chapter I), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, and any non-U.S. Laws of a similar nature, in each case to which the Business is subject.

“Financial Information” means (i) quarterly working capital and selected balance sheets accounts prepared in accordance with U.S. GAAP from [* * *] through [* * *]; (ii) monthly income statements from [* * *] through [* * *] related to the Business and included in the Books and Records and Shared Books and Records; provided that the Financial Information shall not include financial statements relating to Seller operations that are not part of the Business; and (iii) assets and lease liabilities relating to the Vacaville Lease (as determined by Seller).

“Fraud” means, with respect to a party, an actual and intentional fraud under Delaware law with respect to the making of any representation or warranty in Article II or Article III made by such party. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means, with respect to Seller, (i) the certificate of incorporation and the bylaws; (ii) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (iii) any amendment or supplement to any of the foregoing.

“Governmental Body” means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or tribunal of competent jurisdiction.

“Government Contract” means any Contract related to the Business (including any blanket purchase order) entered into between Seller, on one hand, and an agency of the United States or an agency of any of its respective States, or any municipality, or any intergovernmental agency or quasi-governmental agency, on the other hand. The term “Government Contract” also includes any Government Subcontract.

“Government Subcontract” means any subcontract (at any tier), distributor agreement, reseller agreement, letter of supply or other type of indefinite delivery or indefinite quantity Contract of Seller (i) with another entity under a prime contract held by Seller, (ii) with another entity that holds either a prime contract with a Governmental Body or a subcontract (at any tier) under such a prime contract, or (iii) that otherwise contains a “flow down” clause that imposes any requirements from a Contract with a Governmental Body on Seller, in each case including any task orders or delivery orders issued under, or any modifications or addenda thereto, any such prime contract or subcontract, whether currently active or subject to an open audit period.

“Hazardous Material(s)” means any substance, material or waste which is regulated because of its dangerous or deleterious properties by the United States, the foreign jurisdictions in which Seller conducts business, or any state, local or foreign Governmental Body including petroleum and its by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, lead-based paint, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “special waste,” “toxic material,” “toxic waste” or “toxic substance”, or any substance the presence, use, handling, storage or disposal is prohibited under any provision of Environmental Law.

“Improvements” means all buildings, fixtures, improvements and structures existing from time to time on any of the Leased Real Property.

“Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, and accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, expenses, breakage costs, line of credit, commitment and other fees payable and Taxes) arising under, or related to, or any other Liabilities of Seller consisting of or relating to, (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) capitalized leases or leases that should be capitalized pursuant to GAAP, (iv) letters of credit, (v) bankers’ acceptances, surety bonds, performance bonds or other financial guarantees, (vi) interest rate protection agreements, swap agreements, collar agreements and factoring agreements, (vii) obligations and liabilities (whether conditional or unconditional, present or future) arising from any transactions related to the assignment or securitization of receivables for financing purposes to any third party, including all obligations under factoring agreements and similar Contracts executed for the purpose of obtaining financing, (viii) all obligations secured by a Lien other than Permitted Liens, (ix) accrued bonuses (to the extent they are not included as current Liabilities in Net Working Capital), (x) any unpaid severance obligations, together with the employer portion of any payroll Taxes due in connection with any such payments, (xi) all obligations arising from cash or book overdrafts; (xii) all Liabilities classified as non-current Liabilities in accordance with GAAP as of the date of determination of such Indebtedness, (xiii) all obligations with respect to any unfunded Employee Benefit Plan, (xiv) all obligations with respect to any salary, bonus, deferred compensation or other Compensation earned by any current or former employee for any period or portion of any period ending on or prior to the Closing Date, including any Seller obligations to make contributions to any employee 401(k) plan for such period (but without duplication of any amounts constituting Seller Transaction Expenses, or any amounts included as current Liabilities in Net Working Capital), (xv) all indebtedness for the deferred purchase price of assets, properties or services with respect to which Seller is liable (including all seller notes, “earn-out” payments, holdbacks and similar payments and obligations), in each case, valued at the maximum amount thereof, together with the employer portion of any payroll Taxes due in connection therewith, (xvi) all obligations with respect to workers’ compensation for any period or portion of any period ending on or prior to the Closing Date, (xvii) any vacation or paid time off balances earned but not yet taken, calculated as if such amounts were to be paid out as of the Closing Date, and (xviii) all guarantees of the types of obligations and Liabilities referred to in any of clauses (i) through (xviii) above; provided, however, that Indebtedness shall exclude any trade accounts payable arising in the Ordinary Course that are included as current Liabilities in Net Working Capital.

“Intellectual Property” means any [* * *], in: (i) [* * *] (whether [* * *]), all [* * *], and [* * *], together with [* * *]; (ii) [* * *], together with [* * *] and including [* * *]; (iii) [* * *] (whether [* * *] or not), [* * *] ([* * *]), and [* * *]; (iv) [* * *] (including [* * *]); (v) [* * *], whether in [* * *], including [* * *] (including [* * *]), [* * *], and [* * *]; (vi) [* * *]; (vii) [* * *]; and (viii) [* * *] (in [* * *]); provided, however, that [* * *].

“Intellectual Property Agreements” means [* * *] and [* * *] pertaining to the [* * *] under any [* * *] to which [* * *], in each case, that is [* * *] in the [* * *] of the [* * *] as [* * *].

“Intellectual Property Assets” means [* * *] that is [* * *] for use in the [* * *] as [* * *], together with [* * *] (i) [* * *], and other [* * *] to [* * *] with respect to such [* * *]; and (ii) [* * *] with respect to such [* * *], whether accruing [* * *], including [* * *] for [* * *].

“IRS” means the United States Internal Revenue Service.

“IT Systems” means the Software, hardware, firmware, networks, platforms, servers, interfaces, applications, websites, related information technology systems, and service agreements and service arrangements relating to any of the foregoing used by the Business.

“Knowledge of Seller” or words of similar effect, regardless of case, means the knowledge of [* * *]. Each of the foregoing Persons will be deemed to have knowledge of a particular fact or other matter if (A) such Person is actually aware of such fact or matter or (B) after due and diligent inquiry of all direct report employees of such Person who would reasonably be expected to have knowledge of the matters in question, such Person would have had knowledge of such fact or matter.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or rule of law of any Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral audits, actions, suits, proceedings (public or private), litigation, claims, hearings, investigations, charges, petitions, complaints, demands or governmental proceedings before any Governmental Body.

“Liability” means any liability, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, or due or to become due, or otherwise), including any liability for Taxes.

“Lien” means any lien (including any Tax lien), pledge, mortgage, deed of trust, security interest, claim, demand, lease, charge, option, warrant, call, right of first refusal, easement, servitude, transfer restriction or any other encumbrance, restriction or limitation whatsoever.

“Material Adverse Effect” means [* * *] that is, or could [* * *], [* * *], [* * *] to the [* * *] ([* * *]) of the [* * *] or to the [* * *] to [* * *] the [* * *]; provided, however, [* * *] of the [* * *], either [* * *], [* * *], and [* * *] of the [* * *] in determining whether [* * *], a [* * *]: (i) [* * *] (or [* * *]) in the [* * *], (ii) [* * *] (or [* * *]) within the [* * *] or any other [* * *], (iii) [* * *] (or [* * *]) in the [* * *] in the [* * *] or any other [* * *], (iv) [* * *] (or [* * *]) in the [* * *] or any other [* * *] (including any [* * *] of any [* * *]) in the [* * *] or any other [* * *], (v) [* * *] in the [* * *] or any other [* * *], (vi) the [* * *] or the [* * *] of the [* * *], including, but not limited to, (A) the [* * *] or other [* * *], (B) the [* * *] of (or the [* * *]

) any [* * *] or other [* * *], or (C) any other [* * *] (or [* * *]) in an [* * *] with any of its [* * *] or [* * *], (vii) any [* * *] or [* * *], in each case, to which [* * *], or any [* * *], (viii) [* * *] taken in [* * *] with the [* * *], or the [* * *], [* * *], or the [* * *], (ix) changes in [* * *] (or the [* * *]) or [* * *] (or the [* * *]), (x) any [* * *] to meet [* * *] of its [* * *] (but [* * *], [* * *], the [* * *], unless such [* * *]), (xi) any [* * *] by [* * *] of an [* * *] (on their [* * *] of such [* * *]) against [* * *] arising out of the [* * *] or in connection with any [* * *], and (xii) [* * *], whether [* * *], by [* * *] arising out of the [* * *]; provided, [* * *], that such [* * *], [* * *], have a [* * *] on the [* * *] in the same [* * *] in which such [* * *].

“Net Working Capital” means the (i) the sum of the current assets of Seller that are included in the line item categories of current assets that are specifically identified in the sample Net Working Capital calculation set forth in Exhibit C and are included in the Purchased Assets, less (ii) the sum of the current liabilities of Seller that are included in the line item categories of current liabilities that are specifically identified in the sample Net Working Capital calculation set forth in Exhibit C and are included in the Assumed Liabilities, in each case, calculated in accordance with GAAP using the same (and not inconsistent) methodologies, practices, assumptions, policies, principles and procedures (with consistent classifications, judgments and reserves, valuations and estimation methodologies) as used by Seller in the preparation of the sample Net Working Capital as of [* * *], which is attached hereto as Exhibit C. To the extent the classifications, judgments and reserves, valuations and estimation methodologies used to prepare the sample Net Working Capital calculation attached hereto as Exhibit C conflict with GAAP, GAAP shall control. Notwithstanding the foregoing, “Net Working Capital” shall not include any (A) cash and cash equivalents, (B) Indebtedness, (C) any loans or notes receivable or other amounts due to Seller from any Affiliate thereof, (D) deferred tax assets and deferred tax Liabilities, or (E) any Excluded Assets or Excluded Liabilities.

“Net Working Capital Adjustment” means the amount (if any) of the Adjustment Surplus or Adjustment Shortfall.

“Net Working Capital Collar” means a [* * *].

“Neutral Accountant” means [* * *] (or if such firm shall decline or is unable to act, or has a conflict of interest with Purchaser or Seller, another nationally recognized accounting firm mutually acceptable to Purchaser and Seller).

“Non-Material Contract” means [* * *] (a) [* * *] that is available on [* * *] and [* * *] in [* * *], (b) [* * *] to the [* * *] on use of [* * *] entered into in the [* * *], (c) [* * *] entered into in the [* * *] which do not [* * *] of an amount [* * *] in any [* * *] or (d) [* * *] that has [* * *], [* * *], or for which the [* * *] have been [* * *] and pursuant to which [* * *].

“Owned Intellectual Property” means [* * *] or [* * *] and [* * *] for use in the [* * *] as [* * *] by [* * *] as of [* * *].

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award by a court or arbitrator of competent jurisdiction.

“Ordinary Course” means the ordinary course of the Business consistent with past custom and practice (including with respect to frequency and amount).

“Overlap Period” means any taxable year or other taxable period beginning on or before and ending after the Closing Date.

“Permit” means any approval, consent, license, certificate, accreditation, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to Law.

“Permitted Liens” means (a) [* * *] with respect to the [* * *], in all cases that are [* * *] or the [* * *] of which [* * *] and for which [* * *], (b) [* * *] and other [* * *] by applicable Law created in the [* * *] of [* * *] that are [* * *], (c) [* * *] of [* * *] granted to [* * *] pursuant to [* * *], and (d) [* * *] arising through or under the [* * *].

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date (including the portion of the Overlap Period through the Closing Date).

“Purchased Assets” means all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired

(other than the Excluded Assets), which relate to, or are used or held for use primarily in connection with, the Alzet Products, wherever located, including the following:

1.
all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing that relate primarily to, or are necessary for, the conduct of the Business as currently conducted or proposed to be conducted (“Accounts Receivable”);
2.
all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories that relate primarily to, or are necessary for, the conduct of the Business as currently conducted or proposed to be conducted (“Inventory”);
3.
all Contracts set forth in Section 6.1(a) of the Disclosure Schedules (the “Assigned Contracts”);
4.
all Intellectual Property Assets;
5.
all fixtures, equipment, machinery, tools, vehicles, supplies, computers, telephones and other tangible personal property owned by Seller and used or held for use primarily in the conduct of the Business as currently conducted or proposed to be conducted (the “Tangible Personal Property”);
6.
to the extent transferable, all Permits which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those listed in Section 2.15(b) of the Disclosure Schedule;
7.
all rights to any Legal Proceeding of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;
8.
all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees arising from the conduct of the Business (excluding any such item relating to the payment of Taxes);
9.
all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
10.
to the extent transferable pursuant to the insurance policies owned by Seller, all insurance benefits (other than insurances which qualify as a Business Employee Benefit Plan), including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;
11.
originals, or where not available, copies, of all Books and Records, including the Financial Information; and
12.
all goodwill and the going concern value of the Business.

The above notwithstanding, any assets, properties and rights of Seller that fall within the definition of Purchased Assets enumerated above but are listed in Section 1.1(b) of the Disclosure Schedule shall not constitute Purchased Assets.

“R&W Policy” means the representation and warranty insurance policy purchased by Purchaser from [* * *].

“Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property.

“Restricted Person List” means, as applicable to Seller, the (i) Office of Foreign Assets Control of the United States Department of Treasury list of “Specially Designated Nationals and Blocked Persons”; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; or (iv) the State Department’s Nonproliferation Sanctions Lists.

“Restricted Territory” means (a) the following states and territories of the [* * *]: [* * *]; (b) the following countries: [* * *]; and (c) any other [* * *] in which the [* * *] as of the [* * *].

“Sale Payments” means any bonus, severance, retention or change of control payment or bonus, deferred compensation, stay bonus, phantom equity, equity appreciation, or other payments or other form of compensation that is created, accelerated, accrues or becomes payable in connection with the execution and delivery of this Agreement or any Transaction Document or the consummation of the transactions contemplated by this Agreement (whether due at or after the Closing, with or without the passage of time or occurrence of events or otherwise), including pursuant to any employment or independent contractor agreement, Employee Benefit Plan or other Contract, in each case including any employment, payroll or other Taxes in connection therewith.

“Seller Transaction Expenses” means (i) all items included in the calculation of the Seller Transaction Expenses Closing Payment Amount, (ii) any amounts payable by Seller as management fees or board of director or board of manager fees to the extent unpaid, and (iii) the employer portion of any employment Taxes (if applicable) and any other Taxes in connection with any of the foregoing.

“Seller Transaction Expenses Closing Payment Amount” means (i) all costs and expenses (including the fees and expenses of investment bankers, legal counsel, financial and accounting advisors or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by Seller in connection with, or in anticipation of, the negotiation, execution and delivery of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby or thereby or in connection with or in anticipation of any alternative transactions considered by Seller, (ii) [* * *] of the [* * *] of the [* * *], (iii) [* * *] of the [* * *], along with [* * *], including [* * *] and [* * *], incurred with [* * *], (iv) any Sale Payments, (v) any payments by Seller to obtain any third party consent required under any Contract in connection with the consummation of the transactions contemplated by this Agreement.

“Shared Books and Records” means any of books and records of Seller other than the Books and Records.

“Software” means computer software (whether in source code, object code or other format), application programming interfaces, graphical user interfaces, technical databases and technical data files, in each case together with all associated specifications and documentation.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (ii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such party or any Subsidiary of such Person does not have a majority of the voting interests in such partnership).

“Target Net Working Capital” means [* * *].

“Tax” or “Taxes” means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real property, personal property, ad valorem, intangibles, unclaimed or abandoned property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

“Tax Return” means any return, report, declaration, notice, form, claim for refund or credit or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, with respect to any Person, this Agreement, the Escrow Agreement, the Transition Services Agreement, and the Access Agreements, together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby.

“Transition Services Agreement” means the transition services agreement to be dated as of the Closing Date by and between Seller and Purchaser, or Purchaser’s designate, in the form attached hereto as Exhibit E.

“Treasury Regulations” means the regulations promulgated under the Code, including temporary and proposed regulations.

“Vacaville Lease” means the Standard Industrial/Commercial Multi-Tenant Lease, as amended, by and between Seller and [* * *].

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
ACA	Section 2.12(c)
Access Agreements	Section 1.4(c)
Accounts Receivable	Purchased Assets Definition
Agreement	Preamble
Adjustment Escrow Amount	Section 1.4(b)(iii)
Adjustment Shortfall	Section 1.5(c)
Adjustment Surplus	Section 1.5(c)
Allocation	Section 1.7
Anti-Corruption Laws	Section 2.23(b)
Assigned Contracts	Purchased Assets Definition
Assignment and Assumption Agreement	Section 1.4(c)(ii)
Assumed Liabilities	Section 1.1(c)
Bill of Sale	Section 1.4(c)(i)
Bulk Sales Law	Section 4.6
Business	Recitals
Business Contractors	Section 2.13(b)
Business Employee Benefit Plans	Section 2.12(a)
Business Employees	Section 4.7(a)
Closing	Section 1.1(a)
Closing Date	Section 1.3
Closing Net Working Capital	Section 1.5(a)
Closing Payoff Certificate	Section 1.4(a)
Closing Statement	Section 1.5(a)
COBRA	Section 2.12(g)
Cupertino Lease	Section 1.1(b)(ii)
Disclosure Schedule	Section 6.11

Dispute Notice	Section 1.5(b)
Disputed Items	Section 1.5(b)
Employment Agreement	Section 1.4(c)(viii)
Environmental Permits	Section 2.16(a)
Equity Exception	Section 2.2
Escrow Account	Section 1.4(b)(iii)
Escrow Agreement	Section 1.4(b)(iii)
Estimated Closing Statement	Section 1.4(a)
Estimated Net Working Capital	Section 1.4(a)
Excluded Assets	Section 1.1(b)
Excluded Contracts	Section 1.1(b)(ii)
Excluded Liabilities	Section 1.1(d)
FCPA	Section 2.23(b)
Final Closing Statement	Section 1.5(b)
Fundamental Rep	Section 5.4
Indemnified Party	Section 5.3(a)
Indemnifying Party	Section 5.3(a)
Intellectual Property Assignment	Section 1.4(c)(iii)
Inventory	Purchased Assets Definition
Landlord	Section 4.1(c)
Landlord Consent	Section 4.1(c)
Leased Real Property	Section 2.18(b)
Losses	Section 5.1
Material Contracts	Section 2.11(a)
Party	Preamble
Purchaser	Preamble
Purchaser Indemnitees	Section 5.1
Purchaser Parties	Section 4.5(c)
Qualified Plans	Section 2.12(e)
Real Property Lease	Section 2.18(b)
Seller	Preamble
Seller Taxes	Section 1.1(d)(ii)
Tangible Personal Property	Purchased Assets Definition
Third Party Claim	Section 5.3(a)
Top Customers	Section 2.20(a)
Top Suppliers	Section 2.20(a)
Transaction Consideration	Section 1.2
Transfer Taxes	Section 1.4(a)
Transferred Employee	Section 4.7(a)

Section 6.2 Expenses. Except as otherwise provided in this Agreement and the

Transaction Documents, including Section 4.4(a), each of the Parties shall bear its own fees, costs and expenses (including legal, accounting, consulting and investment advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller

Transaction Expenses Closing Payment Amount shall be discharged by Seller at Closing and/or paid from the Transaction Consideration in accordance with Section 1.4(b)(ii).

Section 6.3 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of [* * *] (without giving effect to any choice or conflict of law provision or rule (whether of [* * *] or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than [* * *]). Except for the matters to be determined by the Neutral Accountant pursuant to Section 1.5, each of the Parties submits to the exclusive jurisdiction of any state or federal court within [* * *] in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be exclusively heard and determined in any such court. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

Section 6.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser, in the case of an amendment, supplement, modification or waiver sought to be enforced against Purchaser, or Seller, in the case of an amendment, supplement, modification or waiver sought to be enforced against Seller. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

Section 6.5 Section Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 6.6 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered, if personally delivered; (b) on the next Business Day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next Business Day delivery; (c) if sent by e-mail of a PDF document, the date when sent by email sent to the email address for the sender stated in this Section 6.6 (provided that receipt of such email is subsequently confirmed or such notice sent by email is subsequently delivered by another method in accordance with this Section 6.6), or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.6):

If to Seller:

DURECT Corporation

10240 Bubb Road

Cupertino, CA 95014

Attn: [PERSONAL INFORMATION REDACTED]

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich and Rosati

650 Page Mill Rd

Palo Alto, CA 94304

[PERSONAL INFORMATION REDACTED]

If to Purchaser, to:

c/o Branford Castle Partners, L.P.

150 E. 58th Street, 38th Floor

New York, NY 10155

[PERSONAL INFORMATION REDACTED]

With a copy (which shall not constitute notice) to:

Akerman LLP

420 S. Orange Avenue, Suite 1200

Orlando, FL 32801

[PERSONAL INFORMATION REDACTED]

Section 6.7 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.8 Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign its rights and/or obligations hereunder without the consent of the other Parties. Notwithstanding the foregoing, Purchaser may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of Purchaser or its business in any form of transaction without the consent of any of the other Parties. In addition, Purchaser may assign any or all of its rights pursuant to this Agreement to any lender to Purchaser as collateral security without the consent of any of the other Parties. Notwithstanding the immediately previous two sentences, Purchaser shall remain liable for all of Purchaser’s obligations hereunder. Except as provided in ARTICLE V with respect to Persons entitled to indemnification thereunder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person.

Section 6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 6.10 Remedies Cumulative. Except as otherwise provided herein, no remedy herein conferred upon a Party hereto is intended to be exclusive of any other remedy. No single or partial exercise by a Party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

Section 6.11 Exhibits and Schedules. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. The disclosure schedule delivered by Seller to Purchaser in connection with the execution of this Agreement (the “Disclosure Schedule”) shall be arranged to correspond to the specific sections and subsections of this Agreement. Any information disclosed in one Section of the Disclosure Schedule shall be deemed to be disclosed in all other Sections of the Disclosure Schedule where (i) an express reference thereto is made or (ii) the information on the face of such disclosure is sufficient to alert a reasonable person of its applicability to such other Sections of the Disclosure Schedule. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. The mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself). The Parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any Party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

Section 6.12 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The text of all schedules is incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties, including information posted to the Box.com electronic data site established by Seller for the purpose of providing due diligence materials and information to Purchaser and its agents, employees and advisors; provided all of such electronically delivered information shall not be deemed to be “made available” or “delivered” unless such information is also included on the USB flash drive or DVD delivered at Closing pursuant to Section 1.4(c)(xii).

Section 6.13 Arm’s Length Negotiations. Each Party herein expressly represents and warrants to all other Parties hereto that (a) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; and (b) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

Section 6.14 Construction. The Parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 6.15 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, and therefore a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. No limitation herein shall restrict any Party from seeking and obtaining equitable relief.

Section 6.16 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

* * * * *

IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by or on behalf of each of the Parties as of the day first written above.

SELLER:

DURECT CORPORATION

By:	/s/ James E. Brown

Name: James E. Brown

Title: Chief Executive Officer

PURCHASER:
ALZET, LLC

By: /s/ Scott Dearing

Name: Scott Dearing

Title: Chief Financial Officer

[Signature Page to Asset Purchase Agreement]